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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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NASH-FINCH COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of the Annual Meeting of Stockholders
Company Headquarters
7600 France Avenue South
Minneapolis, Minnesota 55435
May 10, 2005

       The 2005 Annual Meeting of Stockholders of Nash-Finch Company will be held on Tuesday, May 10, 2005, at 10:00 a.m., Central Daylight Time, at the address shown above for the following purposes:

1.	To elect five individuals to serve as Class C directors for three-year terms and one individual to serve as a Class A director for a two-year term;

2.	To amend the Nash-Finch Company 2000 Stock Incentive Plan to enable the Company to implement a performance-based long-term incentive program, including an amendment to increase the number of shares reserved for issuance under the Plan by 1,000,000 shares; and

3.	To transact such other business as may properly come before the meeting.
      Only stockholders of record as shown on the books of Nash Finch as of the close of business on March 17, 2005 are entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. Stockholders are entitled to one vote for each share held of record at that time.
      Nash Finch’s proxy statement is attached to this notice. Financial and other information about Nash Finch is contained in its annual report on Form  10-K for the fiscal year ended January 1, 2005.

By Order Of the Board of Directors

Kathleen E. McDermott
Senior Vice President, General Counsel
and Secretary
Minneapolis, Minnesota
March 21, 2005
      YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy by telephone, the Internet or by mail as soon as possible to ensure that a quorum is present at the meeting. For additional instructions on voting by telephone or the Internet, please refer to the following page or to your proxy card. To vote and submit your proxy by mail, please complete, sign and date the enclosed proxy card and return it in the envelope provided. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them on voting your shares.

THERE ARE THREE WAYS TO VOTE YOUR PROXY
INTRODUCTION
PURPOSE OF THE ANNUAL MEETING
VOTING PROCEDURES
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: AMENDMENTS TO THE 2000 STOCK INCENTIVE PLAN
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITY OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER BENEFITS
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
AUDIT COMMITTEE REPORT
INDEPENDENT AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
2006 STOCKHOLDER PROPOSALS
HOUSEHOLDING INFORMATION
MISCELLANEOUS
Appendix I

THERE ARE THREE WAYS TO VOTE YOUR PROXY
      If you are a shareholder of record, your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Voting by telephone or by the Internet saves us administrative and postage costs.
Vote by Phone — Toll Free — 1-800-560-1965 — Quick, Easy, Immediate

•	Use any touch tone telephone to vote your proxy 24 hours a day, 7 days a week until 12:00 noon, Central Daylight Time, on May 9, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
Vote by Internet — http://www.eproxy.com/nafc/ — Quick, Easy, Immediate

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12 noon, Central Daylight Time, on May 9, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
Vote by Mail

•	Mark your voting choices on the proxy card, sign it and date it.

•	Return the proxy card in the postage-paid envelope we’ve provided, or send it to Nash-Finch Company, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.
      If your shares are held in a brokerage account in your broker’s name (“street name”), you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if your broker allows, submit voting instructions by telephone or via the Internet. If you provide specific voting instructions by mail, telephone or the Internet, your broker or nominee will vote your shares as you have directed.

7600 France Avenue South
Minneapolis, Minnesota 55435
(952) 832-0534

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 10, 2005

INTRODUCTION
      The Board of Directors of Nash-Finch Company solicits your proxy for use at the Annual Meeting of Stockholders to be held Tuesday, May 10, 2005, at 10:00 a.m., Central Daylight Time, at the Company’s headquarters at the address shown above, and at any adjournment or adjournments thereof. A proxy card is enclosed. Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted according to the instructions given in such proxy.
      Whether you have voted by telephone, the Internet or mail, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to the Secretary of Nash Finch;

•	voting by Internet or telephone at a later time;

•	submitting a properly signed proxy card with a later date; or

•	voting in person at the Annual Meeting.
      A stockholder who attends the Annual Meeting need not revoke his or her proxy card and vote in person, unless he or she wishes to do so.
      This proxy statement is first being mailed to our stockholders on or about March 31, 2005.
PURPOSE OF THE ANNUAL MEETING
      We will conduct the following business at the Annual Meeting:

1.	Elect five individuals to serve as Class C directors for three-year terms and one individual to serve as a Class A director for a two-year term;

2.	Act upon a proposal to amend the Nash-Finch Company 2000 Stock Incentive Plan to enable the Company to implement a performance-based long-term incentive program, including an amendment to increase the number of shares reserved for issuance under the Plan by 1,000,000 shares; and

3.	Such other business as may properly come before the Annual Meeting.

VOTING PROCEDURES
Quorum Requirement
      The close of business on Thursday, March 17, 2005 has been fixed by our Board of Directors as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. On March 17, 2005, we had outstanding 12,682,053 shares of our common stock, par value $1.66 2/3 per share. Each share of our common stock entitles the holder to one vote at the Annual Meeting, and no cumulative voting is allowed. A majority of the total shares of common stock issued and outstanding as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. We will count your shares as present at the meeting for purposes of determining a quorum if you:

•	Are present and vote in person at the meeting; or

•	Have properly submitted a proxy card or voted over the telephone or the Internet on a timely basis.
      If you vote in person at the meeting or submit a proxy card (by telephone, the Internet or mail), your shares will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, even if you withhold votes from director nominees, or abstain or fail to vote on particular matters, or if a “broker non-vote” (described below) occurs on a particular matter.
Vote Required
      We will vote your shares as you direct on your proxy card. If you do not specify on your returned proxy card or through Internet or telephone prompts how you want to vote your shares, we will vote them (i) FOR the election of all director nominees, (ii) FOR the amendments to the 2000 Stock Incentive Plan, and (iii) according to the best judgment of the proxies named on the enclosed proxy card with respect to any other business which may properly come before the Annual Meeting, or any adjournment of the meeting.
      Election of Directors. The election of the directors requires the affirmative vote of a majority of the total shares of our common stock present at the meeting (whether in person or by proxy) and entitled to vote on the election of directors. Stockholders may vote for all nominees for director, or withhold authority to vote for all or certain nominees. Shares for which votes are withheld on the election of any director will have the same effect as a vote against that director.
      Approval of Amendments to the 2000 Stock Incentive Plan. Approval of this proposal also requires the affirmative vote of a majority of the total shares of our common stock present at the meeting (whether in person or by proxy) and entitled to vote on this proposal. Stockholders may vote “for” or “against” this proposal, or abstain from voting on it. If you abstain from voting on this proposal, it will have the same effect as a vote against this proposal.
      If your shares are held in a brokerage account in your broker’s name (“street name”) and you do not provide specific voting instructions to your broker, your broker may vote your shares on proposals where it has discretionary authority to vote, such as the proposal to elect directors, but not on proposals where it does not have discretionary authority to vote, such as the proposal to amend the 2000 Stock Incentive Plan. In the latter situation, a “broker non-vote” occurs. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.
      Ballots will be passed out during the meeting to anyone who wants to vote in person at the meeting. If you hold your shares in street name, you must request a legal proxy from your broker or nominee to vote in person at the meeting.

PROPOSAL 1: ELECTION OF DIRECTORS
Nomination
      Our Restated Certificate of Incorporation and Bylaws provide that the Board of Directors will consist of not less than nine or more than seventeen members, as determined from time to time by the Board, divided into three classes that are as nearly equal in size as possible. The term of each class of directors is three years, and the term of one class expires each year. The Board has determined that the size of the Board will be increased from nine to eleven directors for the ensuing year.
      The terms of four current members of the Board, Carole F. Bitter, John H. Grunewald, William R. Voss and William H. Weintraub, will expire at the Annual Meeting, and all four of these individuals have been nominated by the Board for re-election for three-year terms ending at the 2008 Annual Meeting of Stockholders. Three of these individuals were previously elected to the Board by the stockholders of Nash Finch, while Mr. Weintraub was elected as a director by the Board in July 2002.
      The Board has nominated two additional individuals, Douglas A. Hacker and Mickey P. Foret, to be elected for the first time by the stockholders to serve as directors of Nash Finch, Mr. Hacker for a three-year term ending at the 2008 Annual Meeting and Mr. Foret for a two-year term ending at the 2007 Annual Meeting. Mr. Hacker and Mr. Foret were identified and recommended to the Board’s Corporate Governance Committee by a third-party search firm that had been retained to identify and provide background information concerning potential candidates for the Board. The Corporate Governance Committee evaluated the candidates identified and recommended Mr. Hacker and Mr. Foret to the Board as nominees for election as directors. The terms of the remaining five current members of the Board of Directors will expire as indicated below.
      The affirmative vote of a majority of the total shares of common stock represented in person or by proxy and entitled to vote is required for the election of each of the six nominees. It is the intention of the persons named in the enclosed proxy card to vote such proxy for the election of the six nominees named in the proxy card, unless otherwise directed by the stockholder. The Board of Directors recommends a vote FOR the election of each of the nominees. While the Board has no reason to believe that any of the persons named will not be available as a candidate, if such a situation arises, the proxy will be voted to elect such other person as determined in the discretion of the proxies named on the enclosed proxy card. Proxies cannot be voted for a greater number of persons than the number of nominees named.
Information About Directors and Nominees
      The following information as of March 1, 2005 is provided concerning the six nominees for election as directors of Nash Finch, and the other directors presently serving as directors of Nash Finch but not standing for election at the Annual Meeting.

Class C director nominees for three-year terms expiring in 2008:

Carole F. Bitter, Ph.D., MBA Director since 1993 Age 59	Dr. Bitter has served as the President and Chief Executive Officer of Harold Friedman, Inc., an operator of retail supermarkets, since 1976.

John H. Grunewald Director since 1992 Age 68	Mr. Grunewald retired in January 1997 as Executive Vice President, Finance and Administration of Polaris Industries, Inc., a manufacturer of recreational equipment, a position he had held since September 1993. Mr. Grunewald also serves as a director of Renaissance Learning, Inc., a provider of learning information systems software.

Douglas A. Hacker Nominee for Director Age 49	Mr. Hacker has served as Executive Vice President, Strategy for UAL Corporation, an airline holding company, since December 2002. Prior to his current position, he served with UAL Corporation as President, UAL Loyalty Services from September 2001 to December 2002, and as Executive Vice President and Chief Financial Officer from July 1999 to September 2001. In December 2002, UAL Corporation filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. Mr. Hacker also serves as a director or trustee of a series of open-end and closed-end investment companies that are part of the Columbia family of mutual funds.

William R. Voss Director since 1998 Age 51	Mr. Voss has served as Managing Director of Lake Pacific Partners, LLC, a private equity investment firm, for more than five years. He previously served as Chairman and Chief Executive Officer of Natural Nutrition Group, Inc., a food processor, as Chief Executive Officer of McCain Foods, Inc., and as President of Pilgrims Pride Corporation. He also served as a principal with Booz, Allen & Hamilton, management consultants.

William H. Weintraub Director since 2002 Age 62	Mr. Weintraub is currently an adjunct professor in the School of Journalism and Mass Communications at the University of Colorado at Boulder. He is also a frequent guest lecturer at several other universities and he is Executive-in-Residence at the University of Colorado’s Leeds School of Business. He was the Senior Vice President of Marketing of the Coors Brewing Company, a brewer of malt beverages, from 1993 to 2002. His professional career also includes 15 years at Procter & Gamble Company, as well as chief marketing officer positions at Kellogg Company and Tropicana, Inc.

Class A director nominee for two-year term expiring in 2007:

Mickey P. Foret Nominee for Director Age 59	Mr. Foret has been President of Aviation Consultants, LLP, which provides consulting services to Northwest Airlines, Inc., a commercial airline, since December 2002. Mr. Foret previously served as Executive Vice President and Chief Financial Officer of Northwest Airlines from September 1998 to September 2002. Mr. Foret also serves as a director of ADC Telecommunications, Inc., a supplier of communications infrastructure solutions, URS Corporation, an engineering design services firm, MAIR Holdings, Inc., a U.S. regional airline, and a series of open-end and closed-end investment companies that are part of the First American Funds family of mutual funds.

Class B directors not standing for election this year whose terms expire in 2006:

Jerry L. Ford Director since 1997 Age 64	Mr. Ford has been an independent business consultant since March 2000. Mr. Ford previously served as the Chief Development Officer of Jetways, Inc., a business aircraft management firm, from April 1, 1999 through March 2000; as a consultant to Jetways, Inc. from November 1, 1998 until March 31, 1999; and as Executive Vice President and Chief Operating Officer for Comdisco Network Services, a division of Comdisco, Inc., a computer network implementation and management firm, from June 30, 1994 until April 15, 1998. He also served in various management and officer positions with The Pillsbury Company and General Mills, Inc.

Richard A. Fisher Director since 2004 Age 75	Mr. Fisher retired in December 1992 from Network Systems Corporation, a manufacturer of data communications systems, where he had served as Vice President-Finance and Treasurer. Mr. Fisher previously served as a director of Nash Finch from 1984 until May 2002.

Class A directors not standing for election this year whose terms expire in 2007:

Allister P. Graham Director since 1992 Age 68	Mr. Graham retired in September 1998 as the Chief Executive Officer of The Oshawa Group Limited, a food distributor in Canada, a position he held for more than five years. He retired in February 1999 as the Chairman and a director of The Oshawa Group Limited as a result of a change of control. Mr. Graham also serves as a director of Manulife Financial Corporation, a provider of financial protection and wealth management products, and as a trustee of the Associated Brands Income Fund, a manufacturer and supplier of private label dry blend food and household products.

Ron Marshall Director since 1998 Age 50	Mr. Marshall has served as the Chief Executive Officer of Nash Finch since June 1998, and served as the President of Nash Finch from June 1998 to September 2002.

Laura Stein Director since 2001 Age 43	Ms. Stein has served as Senior Vice President and General Counsel of The Clorox Company, a global manufacturer and marketer of branded household products, since January 2005. From January 2000 to January 2005, she served as Senior Vice President and General Counsel of H. J. Heinz Company, a global marketer and manufacturer of branded food products.
Information About the Board of Directors and Its Committees
      The Board has three standing committees, each of which is composed exclusively of independent directors, as determined by the Board, and operates under a written charter adopted by the Board setting forth its purpose, authority and responsibilities. The Board has also determined that two members of the Audit Committee, John H. Grunewald and William R. Voss, are “audit committee financial experts” within the meaning of that term as defined in Item 401(h) of the SEC’s Regulation S-K. The principal functions of the committees are described below.

Audit Committee

•	Assists the Board in its general oversight of the Company’s accounting and financial reporting processes, financial and disclosure controls and compliance processes, and of the independent audits of the Company’s financial statements.

•	Selects the firm to be appointed as Nash Finch’s independent auditor, and evaluates its qualifications, performance and independence.

•	Reviews and approves the scope of the annual independent audit and internal audit program.

•	Reviews and discusses with management and the independent auditor accounting and audit principles and practices and the adequacy and effectiveness of accounting and financial controls.

•	Gives prior approval to all audit and non-audit services performed by independent auditor.

•	Meets independently with internal audit and the independent auditor to discuss the results of their examinations.

•	Reviews with management and the independent auditor the periodic reports to be filed by Nash Finch with the SEC.

Corporate Governance Committee

•	Considers and recommends to the Board the size of the Board, nominees for election as director (including those recommended by stockholders), nominees for appointment to standing Board committees and policies relating to the functions of such committees.

•	Considers and recommends to the Board proposals regarding director compensation.

•	Implements and monitors the Board’s governance guidelines and recommends to the Board any modifications to the guidelines.

•	Conducts an annual evaluation of overall Board performance and its governance processes and periodic evaluations of individual directors.

•	Reviews succession planning for critical, senior management positions, including the CEO position, and annually assesses the performance and effectiveness of the CEO.

Compensation Committee

•	Reviews and approves salaries and incentive plan goals and awards for corporate and operating officers, and in doing so for the CEO considers the results of the assessment conducted by the Corporate Governance Committee.

•	Oversees and administers the Company’s incentive compensation, deferred compensation, profit sharing, equity-based compensation and supplemental retirement plans for employees, including approval of equity-based compensation awards for corporate and operating officers.

•	Considers and recommends to the Board nominees for election as corporate and operating officers.

•	Reviews the Company’s compensation structure for executive and management employees, and submits to the Board recommendations regarding changes, including new or revised compensation plans.

•	Reviews and monitors compliance with officer and director stock ownership guidelines.
      The following table summarizes the current membership of the Board and each of its committees, as well as the number of times each met during the fiscal year ended January 1, 2005 (“fiscal 2004”).

Corporate
	Board of	Audit	Compensation	Governance
	Directors	Committee	Committee	Committee

Carole F. Bitter	X	X	X
Richard A. Fisher	X	X	X
Jerry L. Ford	X		Chairman	X
Allister P. Graham	Chairman			Chairman
John H. Grunewald	X	X	X
Ron Marshall	X
Laura Stein	X	X		X
William R. Voss	X	Chairman		X
William H. Weintraub	X		X
Number of fiscal 2004 meetings	11	7	4	4
      Each director attended 95% or more of the total meetings of the Board and Board committees on which the director served held during fiscal 2004.
Compensation of Directors
      Only directors who are not employees are compensated for serving as directors of Nash Finch, and these individuals are also reimbursed for out-of-pocket traveling expenses incurred in attending Board and committee meetings.

      Current Compensation. The following table summarizes non-employee director compensation provided during 2004 and to be provided during 2005:

Compensation Component	Amount

Annual Board and committee retainer	$30,000
Annual Board chairman retainer	$90,000
Annual committee chairman retainer	Audit — $10,000 Others — $5,000
Board meeting fee	$1,500
Committee meeting fee	$1,250
Restricted stock units	Annual grant with face value of $30,000(1)

(1)	Restricted stock units, which are a form of performance units authorized under the Nash Finch 2000 Stock Incentive Plan, will be awarded to each non-employee director immediately following each annual meeting of stockholders of Nash Finch. The number of restricted stock units awarded to each director will be determined by dividing $30,000 by the fair market value of a share of Nash Finch common stock on the date the restricted stock units are awarded. Restricted stock units will vest six months after they are granted (subject to earlier vesting in the event of a director’s death or disability or a change in control of Nash Finch), and settlement of restricted stock units will occur six months after termination of service as a director. Restricted stock units may be settled only in shares of Nash Finch common stock, with one share of stock issued for each restricted stock unit held. Settlement of restricted stock units will be accelerated upon a change in control of Nash Finch, unless a director waives the right to such acceleration. Restricted stock unit account balances will be credited with additional units representing the deemed reinvestment of dividend equivalents.
      Deferred Compensation. Non-employee directors have been permitted to defer the receipt of their cash and stock compensation for 2004 and previous calendar years pursuant to the 1997 Non-Employee Director Stock Compensation Plan (“1997 Plan”), and are permitted to defer the receipt of their cash compensation for 2005 and subsequent calendar years pursuant to the Director Deferred Compensation Plan. The Director Deferred Compensation Plan was adopted by the Board in December 2004 as a result of amendments to the Internal Revenue Code that affected the operation of non-qualified deferred compensation arrangements for amounts deferred on or after January 1, 2005. In connection with the adoption of this plan, the Board froze participation in the 1997 Plan as of December 31, 2004. Each plan generally permits a participant to annually defer all or a portion of his or her cash compensation for service as a director of the Company, and have the amount deferred credited to either a cash account, the balance of which fluctuates with the performance of investment funds in which the amounts are deemed invested, or a share account in which amounts deferred are converted to share units, each of which represents the right to receive one share of Nash Finch common stock. The amounts deferred are payable upon termination of service as a director, with amounts deferred to the cash account payable only in cash and amounts deferred to the share account payable only in stock. The Company has established a benefits protection trust to serve as the source of funds and securities to satisfy the Company’s deferred compensation obligations to directors under these plans, and is funding the trust at a level equal to the amount of such obligations.
PROPOSAL 2: AMENDMENTS TO THE
2000 STOCK INCENTIVE PLAN
Introduction
      On February 22, 2000, our Board of Directors adopted the 2000 Stock Incentive Plan, referred to as the “2000 Plan.” The 2000 Plan was approved by the stockholders on May 9, 2000. The 2000 Plan was amended by our Board of Directors on February 19, 2002 and the amendment was approved by the stockholders on May 14, 2002. Under the 2000 Plan, incentive awards consisting of stock options, stock appreciation rights, restricted stock awards, performance units and stock bonuses may be made to employees, non-employee directors, consultants and independent contractors of Nash Finch and its subsidiaries.
      The purpose of the 2000 Plan is to support the maximization of long-term value creation for Nash Finch and our stockholders by enabling Nash Finch and its subsidiaries to attract and retain persons of ability to perform services by providing an incentive to such individuals through equity participation in Nash Finch, and by rewarding such individuals who contribute to the achievement of our economic objectives.
      On February 22, 2005, our Board of Directors approved the following amendments to the 2000 Plan, subject to stockholder approval at the Annual Meeting:

•	Increase the number of shares of our common stock reserved for issuance under the 2000 Plan by 1,000,000 shares, and require that these additional shares (i) must be issued from shares we repurchase in the open market or that are otherwise held in treasury and (ii) must be used solely for performance unit awards.

•	Make a corresponding increase of 1,000,000 shares in the 2000 Plan’s sub-limit on the number of shares that can be issued in the form of performance unit awards, restricted stock awards and stock bonuses (subject to the requirement that these additional shares must be used for performance unit awards).

•	Add earnings before interest, taxes, depreciation and amortization (EBITDA) as a specifically referenced criterion for incentive awards intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), and reaffirm the performance criteria set forth in the 2000 Plan as required periodically by Section 162(m).

•	Clarify that, to the extent provided in an incentive award agreement, the receipt of any shares issuable or cash payable to an employee or non-employee director under the 2000 Plan may be deferred in accordance with our deferred compensation plans.
      At the Annual Meeting, our stockholders will vote on whether to approve these amendments to the 2000 Plan.
Reasons for Amendments
      Our stockholders are asked to approve the amendments to the 2000 Plan to enable us to achieve the following objectives:

•	Utilize an equity compensation vehicle that is responsive to key principles underlying our compensation philosophy. The Compensation Committee believes that awarding performance units whose value is tied to the achievement of specified financial objectives that correlate closely with total shareholder returns and that may be settled in shares of our common stock is highly responsive to our principles of emphasizing stockholder value, aligning executive and stockholder interests and placing a high portion of executive pay at risk. In addition, the long-term incentive compensation intended to be provided in the form of performance units would be comparable to the value of long-term incentive compensation provided to persons in comparable positions in relevant labor markets.

Consistent with that belief, the Compensation Committee has approved awards of performance units under the 2000 Plan that are contingent upon stockholder approval of the proposed plan amendments. These performance units would vest at the end of a three year performance period and the payment, if any, under the performance units will be determined by comparing our growth in EBITDA and return on net assets over the performance period to the growth in those measures by other companies within our peer group. The terms of these performance unit awards are described in greater detail on page 14 below under the heading “Awards Under the 2000 Plan,” and are set forth in the description of the Long-Term Incentive Program Utilizing Performance Unit Awards attached to this proxy statement as Appendix I.

•	Add the shares necessary to implement a recommended shift in the mix of total executive compensation away from short-term components and toward long-term components. In late 2003, the Compensa-

tion Committee retained a national executive compensation consulting firm to assess our executive compensation programs and practices. As discussed in the “Report of the Compensation Committee on Executive Compensation” on page 25, the consulting firm recommended that we revise the mix of compensation components in our executive compensation program to more heavily weight long-term components, and that we consider use of a long-term performance plan to augment or replace stock options for executives. As a result, the Compensation Committee determined that awarding performance units tied to achievement of specified financial objectives and denominated in shares of our common stock would be the preferred long-term incentive vehicle going forward. The proposed increase in the number of shares of our common stock reserved for issuance under the 2000 Plan is necessary to permit recipients of these performance units to receive payment upon settlement of the performance units in shares of our common stock, if they so elect. The additional shares for which we are seeking stockholder approval may only be used for performance units, and will not be available for other types of equity-based incentives under the 2000 Plan, such as stock options or restricted stock.

•	Minimize dilution of existing stockholders. To minimize dilution of existing stockholders, the proposed amendments require that the additional shares to be authorized for issuance under the 2000 Plan will come only from shares we repurchase in the open market or that are otherwise in treasury. As of March 1, 2005, we had 10,579 shares of our common stock in treasury.

•	Qualify performance units as “performance-based compensation” under Section 162(m). In order to qualify the award of these performance units as “performance-based compensation” under Section 162(m), and thereby avoid the deduction limitation that applies to compensation in excess of $1 million per year paid to our most senior executives that is not “performance — based,” we are proposing to specifically add EBITDA as a performance objective because we believe that the use of EBITDA appropriately emphasizes increased earnings and cash flow and adds a measure that has a significant correlation to total shareholder return. In addition, because we are required to seek stockholder approval of the performance criteria in the 2000 Plan every five years under Section 162(m), we are seeking stockholder approval and re-affirmation of the performance criteria generally.

•	Allow executives and non-employee directors to defer long-term incentive compensation received under the 2000 Plan. To align the 2000 Plan with recently adopted deferred compensation plans for executives and non-employee directors, we are including a provision clarifying that the Compensation Committee may permit compensation payable under the 2000 Plan to be deferred in accordance with the applicable deferred compensation plan.

•	Continue to align our compensation programs with many compensation and governance best practices. The 2000 Plan continues to prohibit stock option repricing, as well as the use of discounted stock options and reload option grants, and contains no “evergreen” features. As indicated, the performance units that have been granted are intended to be “performance-based compensation” for purposes of Section 162(m), and the shares to be added to the 2000 Plan are to be treasury shares, minimizing stockholder dilution.

Summary of the 2000 Plan
      A summary of the basic features of the 2000 Plan is set forth below, noting where applicable the effects of the proposed amendments. You may obtain a copy of the 2000 Plan from us, free of charge, by sending a request to the address set forth at the beginning of this proxy statement.
      Eligible Participants. All full-time employees of Nash Finch and its subsidiaries and any non-employee directors, consultants and independent contractors of Nash Finch and its subsidiaries are eligible to participate in the 2000 Plan. As of the date of this proxy statement, approximately 4,700 individuals were eligible to receive incentive awards under the 2000 Plan. To date, incentive awards under the 2000 Plan have been granted only to non-employee directors and management employees. Participants may be granted one or more incentive awards, alone or in combination with other awards.

      Administration. The Compensation Committee administers the 2000 Plan and has the authority to determine all provisions of incentive awards as long as they are consistent with the terms of the 2000 Plan. The Compensation Committee also has the authority to amend or modify the terms of any outstanding incentive award in any manner. Any such amendment or modification, however, must be permitted by the 2000 Plan and may not adversely affect any participant’s rights without his or her consent. Each determination, interpretation or other action of the Compensation Committee will be conclusive and binding for all purposes on all persons.
      Except to the extent necessary in connection with certain specified changes in our corporate structure or shares, the Compensation Committee may not, without prior approval of our stockholders, seek to effect any re-pricing of any previously granted, “underwater” option by (i) amending or modifying the terms of the underwater option to lower the exercise price; (ii) canceling the underwater option and granting replacement options having a lower exercise price, restricted stock awards or performance units in exchange; or (iii) repurchasing the underwater options and granting new incentive awards under the 2000 Plan. For purposes of the 2000 Plan, an Option is be deemed to be “underwater” at any time when the fair market value of our common stock is less than the exercise price of the option.
      Stock Subject to the 2000 Plan. Prior to the proposed amendment of the 2000 Plan described in this Proxy Statement, there were 1,100,000 shares of our common stock specifically reserved for issuance under the 2000 Plan, plus any shares of our common stock that had been reserved for issuance in connection with outstanding incentive awards made under our 1994 Stock Incentive Plan and that became available for future issuance due to forfeiture or cancellation of such incentive awards (“1994 Plan Shares”). The proposed amendment to the 2000 Plan would increase the number of shares specifically reserved for issuance under the 2000 Plan by 1,000,000 shares, to 2,100,000 shares, plus 1994 Plan Shares. The 1,000,000 additional shares proposed to be added may only be used to grant performance units and must come from shares we repurchase in the open market or that are otherwise held in treasury.
      As of March 1, 2005 under the 2000 Plan, 413,000 shares of our common stock have been issued upon the exercise of options, 158,775 shares have been issued in the form of restricted stock awards and were outstanding, 14,335 shares of our common stock have been issued in lieu of cash bonus payments, performance units to executives totaling 24,295 shares were outstanding, performance units denominated as restricted stock units to directors totaling 13,349 shares were outstanding, and options to purchase 714,550 shares of our common stock were outstanding. Taking into account the then available 1994 Plan Shares, a total of 170,814 shares remained available for future grants under the 2000 Plan as of that date. Assuming approval of an increase of 1,000,000 shares to the 2000 Plan, 1,170,814 shares would be available for future grants. In determining the number of shares of our common stock available for issuance under the 2000 Plan at any point in time, shares of common stock that are issued under the 2000 Plan or that are subject to outstanding incentive awards are applied to reduce the maximum number of shares of common stock remaining available for issuance under the 2000 Plan. In addition, any shares of common stock that are subject to an incentive award that lapses, expires, is forfeited in whole or part (including awarded shares that are withheld to satisfy withholding or employment-related tax obligations) or for any reason is terminated unexercised and any shares of common stock that are subject to an incentive award that is settled or paid in cash are again made available for issuance under the 2000 Plan.
      In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other change in the corporate structure or shares of the company, appropriate adjustment will be made as to:

•	the number and kind of securities available for issuance under the 2000 Plan;

•	the 2000 Plan limits on the numbers of shares that may be granted to an individual within any fiscal year, and the number of shares that may be subject to specific types of awards; and

•	the number, kind and, where applicable, the exercise price of securities subject to outstanding incentive awards in order to prevent dilution or enlargement of the rights of participants.

Types of Awards.
      Options. An option provides the optionee with the opportunity to purchase a specified number of shares of our common stock at a predetermined price for a specific period of time. Options must be granted with an exercise price equal to at least the fair market value of our common stock on the date of grant. For purposes of the 2000 Plan, the fair market value of our common stock is the average of the high and low prices of our common stock, as reported on the Nasdaq National Market, on the applicable date. On March 17, 2005, the “fair market value” of a share of our common stock was $35.93. To date, only non-statutory options have been granted under the 2000 Plan, although incentive stock options under Section 422 of the Internal Revenue Code may also be granted. The options we have granted generally vest in 20% increments over a four year period and have five year terms.
      Stock Appreciation Rights. A stock appreciation right is a right to receive a payment from us in the form of stock, cash or a combination of both, equal to the difference between the fair market value of one or more shares of our common stock and the exercise price of such rights. No stock appreciation rights have been granted to date under the 2000 Plan.
      Restricted Stock Awards. A restricted stock award is an award of shares of common stock that cannot be transferred to any person for some predetermined period of time, and may have to be returned to us upon the occurrence of certain conditions. The Compensation Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain in the continuous employ or service of Nash Finch or one of its subsidiaries for a certain period or that the participant, Nash Finch or one of its subsidiaries satisfy certain performance criteria specified in the 2000 Plan.
      Performance Units. A performance unit is a right to receive cash, common stock, or a combination of both, upon the achievement of established performance goals. A performance unit will vest at such times and in such installments as may be determined by the Compensation Committee and specified in the applicable award agreement. The Compensation Committee may impose such restrictions or conditions to the vesting of performance units as it deems appropriate, including that the participant remain in the continuous employ or service of Nash Finch or one of its subsidiaries for a certain period or that the participant, Nash Finch or one of its subsidiaries satisfy certain performance criteria specified in the 2000 Plan.
      Stock Bonuses. A stock bonus is an award of common stock upon the achievement of established performance goals. A stock bonus will be subject to such terms and conditions, consistent with the other provisions of the 2000 Plan, as may be determined by the Compensation Committee, including that the participant, Nash Finch or one of its subsidiaries satisfy certain performance criteria specified in the 2000 Plan.
      Deferrals. The 2000 Plan, as proposed to be amended, clarifies that the Compensation Committee may provide that the issuance of shares or the settlement of incentive awards in cash may be deferred in accordance with terms established by the Compensation Committee. Deferred settlements may include the payment or crediting of interest or dividend equivalents on the deferral amounts.
      Limitations on Awards. No participant in the 2000 Plan may be granted any options or stock appreciation rights, or any other incentive awards with a value based solely on an increase in the value of the common stock after the date of grant, relating to more than 120,000 shares of common stock in the aggregate in any fiscal year, except that a participant who is first appointed or elected as an officer, hired as an employee or retained as a consultant by the company or who receives a promotion that results in an increase in responsibilities or duties may be granted, during the fiscal year in which such event occurs, options relating to up to 200,000 shares of common stock. While currently no more than 220,000 shares may be granted pursuant to restricted stock awards, performance units and stock bonuses, the proposed amendments to the 2000 Plan will increase this sub-limit to 1,220,000 shares, of which 1,000,000 must be awarded in the form of performance units and from treasury shares. This sub-limit is not applicable to awards that are issued in exchange for full value at the time of grant or as an incentive to the participant to accept payment of other compensation in the form of shares of common stock. All of the foregoing limitations are subject to adjustment for certain corporate events, as described above under “Stock Subject to the 2000 Plan.”
      Qualification of Incentive Awards as “Performance-Based Compensation” Under Section 162(m). Incentive awards may, but need not, include performance criteria that satisfy Section 162(m). To the extent that incentive awards in the form of performance units, restricted stock or stock bonuses are intended to qualify as “performance-based compensation” under Section 162(m), they must be conditioned upon the achievement of one or more of the “performance criteria” set forth below. Options and stock appreciation rights granted under the 2000 Plan need not be conditioned upon the achievement of performance criteria in order to constitute “performance-based compensation.” The performance criteria provided for in the 2000 Plan consist of:

•	specified levels of, or relating to, customer satisfaction as measured by a company sponsored customer survey;

•	employee engagement or employee relations as measured by a company sponsored employee survey;

•	employee safety;

•	employee diversity;

•	financial performance as measured by net sales, operating income, income before income taxes, net income, net income per share (basic or diluted), profitability as measured by return ratios (including return on assets, return on equity, return on investment and return on sales), cash flows, market share, cost reduction goals, margins (including one or more of gross, operating and net income margins), stock price, total return to stockholders, economic value added, working capital and productivity improvements;

•	retail performance as determined by independent assessment; and

•	operational performance as measured by on-time delivery, fill rate, selector accuracy, cost per case, sales per square foot, sales per labor hour and other similar, objective productivity measures.
      The Compensation Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be based upon Nash Finch, subsidiary or business unit performance, either absolute or by relative comparison to other companies or any other external measure of the selected criteria. The Compensation Committee may appropriately adjust any evaluation of performance under the performance criteria to reflect the impact of certain extraordinary events.
      The proposed plan amendments would specifically add EBITDA as a criterion for measuring financial performance.
      Effect of Change in Control. See “Change in Control and Severance Agreements” on page 23 for a discussion regarding the effects of a “change in control” on incentive awards granted under the 2000 Plan.
      Effect of Termination of Employment or Service. If a participant’s employment or other service with Nash Finch and all subsidiaries is terminated, the incentive awards may vest fully, remain in effect and/or terminate according to their original terms, or be forfeited, depending on the circumstances of termination. We may, in our discretion, modify these post-termination provisions, provided that no option or stock appreciation right may remain exercisable beyond its expiration date.
      Amendment of 2000 Plan. Our Board of Directors may suspend or terminate the 2000 Plan or any portion thereof at any time, and may amend the 2000 Plan from time to time to conform the 2000 Plan to any change in applicable laws or regulations or in any other respect our Board may deem to be in the best interests of Nash Finch.
      Our Board of Directors may not, however, make an amendment to the 2000 Plan without stockholder approval if stockholder approval is required under Section 422 of the Internal Revenue Code or the rules of the Nasdaq Stock Market or any other stock exchange, if applicable at such time. Furthermore, our Board of

Directors cannot make any modification to the 2000 Plan that would adversely affect outstanding incentive awards without the consent of the affected participants.
      Termination. The 2000 Plan will terminate on February 22, 2010, unless terminated earlier by our Board of Directors. No incentive award may be granted after such termination. Incentive awards outstanding upon termination of the 2000 Plan will continue until they expire or terminate according to their terms.
Federal Income Tax Consequences
      The following general description of federal income tax consequences is based on current statutes, regulations and interpretations. The description below is limited to discussing the income tax consequences related to non-statutory stock options and performance units because those are the types of equity-based incentives that we expect may be issued under the 2000 Plan.
      Non-Statutory Stock Options. Neither the participant nor Nash Finch incurs any federal income tax consequences as a result of the grant of a non-statutory stock option. Upon exercise of a non-statutory stock option, a participant will recognize ordinary income, subject to withholding, on the date of exercise in an amount equal to the difference between (i) the fair market value of the shares purchased, determined on the date of exercise, and (ii) the consideration paid for the shares. The participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (see explanation below). Special rules will apply if previously acquired shares of common stock are permitted to be tendered in payment of an option exercise price.
      In general, we will be entitled to a compensation expense deduction in connection with the exercise of a non-statutory stock option for any amounts includable in the taxable income of the participant as ordinary income, provided we comply with any applicable withholding requirements.
      Performance Units. A participant who receives a performance unit will not recognize any taxable income at the time of the grant. Upon settlement of the performance unit, the participant will realize ordinary income in an amount equal to the cash and the fair market value of any shares of common stock received by the participant. Provided that proper withholding is made and the deduction limitations of Section 162(m) do not apply, we would be entitled to a compensation expense deduction for any amounts includable by the participant as ordinary income.
      Excise Tax on Parachute Payments. The Code also imposes a 20% excise tax on the recipient of “excess parachute payments,” as defined in the Code and denies tax deductibility to us on excess parachute payments. Generally, parachute payments are payments in the nature of compensation to employees of a company who are officers, stockholders or highly compensated individuals, which payments are contingent upon a change in ownership or effective control of the company, or in the ownership of a substantial portion of the assets of the company. For example, acceleration of the exercisability of options or the vesting of restricted stock awards upon a change in control of Nash Finch may constitute parachute payments, and in certain cases, “excess parachute payments.”
      Section 162(m). Section 162(m) limits our ability to deduct compensation in excess of $1 million paid to each of our chief executive officer and any other officer who is among the four other most highly compensated officers, subject, however, to an exception for “performance-based compensation.” Assuming stockholder approval of the amendments to the 2000 Plan at the Annual Meeting and the our compliance with the other requirements of Section 162(m), compensation resulting from restricted stock awards, performance units or stock bonuses that is contingent upon satisfaction of the Performance Criteria set forth in the amended 2000 Plan is expected to qualify as “performance-based compensation” excepted from the limit of Section 162(m). Options and stock appreciation rights qualify as “performance-based compensation” that is excepted from the limit of Section 162(m) under the 2000 Plan as currently in effect, and would continue to so qualify under the terms of the amended 2000 Plan. Compensation expense in connection with any other incentive award under the 2000 Plan will be subject to 162(m) deduction limitation.

Awards Under the 2000 Plan
      As of March 1, 2005, outstanding options to purchase shares of our common stock under the 2000 Plan were held as follows: Ron Marshall — 200,000 shares; Michael J. Lewis — 50,000 shares; James M. Patitucci — 50,000 shares; Kathleen E. McDermott — 50,000 shares; Bruce A. Cross — 33,500 shares; all executive officers of Nash Finch as a group, 526,750 shares; and all other employees of Nash Finch as a group, 714,550 shares. Our non-employee directors each receive an annual grant of restricted stock units, which are a form of performance unit, in an amount determined by dividing $30,000 by the fair market value of a share of our stock on the date the units are awarded.
      The Compensation Committee approved awards of performance units under the 2000 Plan on February 21, 2005 that are contingent upon stockholder approval of the proposed plan amendments. The performance units would vest at the end of a three year performance period and the payment, if any, under the performance units will be determined by comparing our growth in EBITDA and return on net assets over the performance period to the growth in those measures of the other companies within our peer group. For purposes of measuring performance, EBITDA is defined the same way we define it for purposes of the financial covenants in our bank credit agreement, which is an adjusted measure of EBITDA and which we refer to as “Consolidated EBITDA.” The performance units will pay out in shares of Nash Finch common stock or cash, or a combination of both, at the election of the participant. Depending on our ranking among the companies in our peer group, a participant could receive a number of shares (or the cash value thereof) ranging from zero to 200% of the number of performance units granted. Receipt of the stock and/or cash at the end of the performance period can be deferred, at the election of the participant, pursuant to our Deferred Compensation Plan. The specific terms of the performance units are set forth in the description of the Long-Term Incentive Program Utilizing Performance Awards attached to this proxy statement as Appendix I. If the stockholders do not approve the proposed amendments, the Compensation Committee has indicated that it will continue to make grants of non-statutory stock options under the 2000 Plan to the extent shares are available.
      The following table summarizes the performance units granted on February 21, 2005 subject to stockholder approval of the proposed amendments to the 2000 Plan:

Number of
Award Recipient(s)	Performance Units

Ron Marshall	26,500
Michael J. Lewis	9,300
James M. Patitucci	9,300
Kathleen E. McDermott	6,000
Bruce A. Cross	7,300
All executive officers as a group (9 individuals)	82,400
All employees as a group (24 individuals)	105,500
Board of Directors Recommendation
      Our Board of Directors recommends that our stockholders vote FOR the approval of the amendments to the 2000 Plan. Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted FOR the approval of the amendments to the 2000 Plan.

CORPORATE GOVERNANCE
Governance Guidelines
      The Board has adopted Corporate Governance Guidelines, which can be found in the “Corporate Governance” section of the Nash Finch website at www.nashfinch.com. Consistent with the Guidelines:

•	Independent Directors. All of the members of the Board except for Mr. Marshall, the Chief Executive Officer, have been determined by the Board to be “independent directors” as the term is defined in Rule 4200(a)(15) of the Nasdaq Stock Market.

•	Independent Chairman. The chairman of the Board is an independent director. The Guidelines also provide that if at any time the chairman of the Board is not an independent director, one of the independent directors shall be designated by the Board as the lead independent director to chair executive sessions of the independent directors, set Board agendas with the Board chairman, and perform such other functions as the Board may specify from time to time.

•	Committee Composition. All committees of the Board are composed exclusively of independent directors.

•	Committee Charters. Each committee operates under a Board-approved charter setting forth the purpose, authority and duties of the committee. Copies of these charters can be found in the “Corporate Governance” section of the Nash Finch website at www.nashfinch.com.

•	Executive Sessions of Independent Directors. Each regularly scheduled Board or committee meeting will include an executive session of the independent directors without management present.

•	Access to Outside Advisors. The Board and its committees may retain independent outside financial, legal, compensation or other advisors as they deem necessary or advisable.

•	Assessing Board and Committee Performance. Annual evaluations of the performance and effectiveness of the Board and each committee are conducted.

•	Code of Business Conduct. The Board has adopted a Code of Business Conduct applicable to Nash Finch directors and employees generally, as well as a Code of Ethics for Senior Financial Management applicable to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. Copies of these Codes can be found in the “Corporate Governance” section of the Nash Finch website at www.nashfinch.com.

•	Share Ownership by Directors. Directors are expected, within three years of joining the Board, to accumulate Nash Finch stock whose value is at least five times the amount of the annual retainer.

•	Director Attendance at Annual Stockholders Meetings. Directors are expected to make every reasonable effort to attend the annual meetings of the stockholders of Nash Finch. All incumbent directors attended the 2004 annual meeting of stockholders.
Director Candidates
      The Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management. The Corporate Governance Committee may retain a third-party executive search firm to identify and assist in evaluating candidates. Nash Finch stockholders may also recommend individuals for the Corporate Governance Committee to consider as potential director candidates by submitting a written recommendation to the Secretary, Nash-Finch Company, 7600 France Avenue South, Minneapolis, MN 55435. Recommendations from stockholders must be received by the Secretary on or before October 1 of any year in order to be considered by the Corporate Governance

Committee for possible nomination at the Nash Finch annual meeting of stockholders the following year. Any recommendation must include:

•	sufficient biographical information concerning the recommended individual for the Committee to consider, including employment and educational background, other board and committee memberships, and any relationships that might affect a determination by the Board that the individual would be considered independent;

•	a written consent signed by the recommended individual by which he or she agrees to stand for election if nominated by the Board and to serve if elected by the stockholders; and

•	the name and address of the stockholder submitting the recommendation, the number of shares of Nash Finch common stock held of record and beneficially by the stockholder, and the name in which such shares are registered on the stock transfer records of Nash Finch.
The Corporate Governance Committee may require that the recommended individual furnish additional information if necessary to assist the Committee in assessing the qualifications of that individual to serve as a director.
      When evaluating candidates and determining whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Corporate Governance Committee will apply the criteria set forth in Nash Finch’s Corporate Governance Guidelines. These criteria include the breadth and depth of relevant business and board experience, judgment and integrity, reputation in one’s profession, ability to devote sufficient time to Board responsibilities, commitment to serving on the Board for an extended period of time, diversity of background, education, leadership ability, concern for the interests of stockholders and relevant regulatory guidelines. Consideration of a candidate is made in the context of an assessment of the perceived needs of the Board and its committees at the particular point in time, and no specific weights are assigned to particular criteria. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board and its committees to fulfill their responsibilities.
Communications from Stockholders
      Stockholders who wish to communicate with the Board may do so by writing to the Board or a particular director. Such communications should be addressed to the Board of Directors or a particular director c/o Secretary, Nash-Finch Company, 7600 France Avenue South, Minneapolis, MN 55435. All communications will initially be received and processed by the Secretary of Nash Finch, who will then refer the communication to the appropriate Board member (either the director named in the communication, the Chairman of the Board committee having authority over the matter raised in the communication, or the Chairman of the Board in all other cases). The director to whom a communication is referred will determine, in consultation with Company counsel, whether a copy or summary of the communication will be provided to the other directors. The Board will respond to communications if and as appropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      The following table sets forth information regarding beneficial ownership of our common stock as of March 17, 2005 for each stockholder who we know owns beneficially more than five percent of the outstanding shares of common stock on that date.

Name and Address of			Percent of
the Beneficial Owner	Amount		Class (a)

Barclay’s Global Investors, N.A.	1,625,020	(b)	12.8%
Barclay’s Global Fund Advisors 45 Fremont Street San Francisco, CA 94105

Dimensional Fund Advisors, Inc.	972,099	(c)	7.7%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

(a)	Based upon 12,682,053 shares of common stock outstanding as of March 17, 2004.

(b)	The amount of shares is based upon a Schedule 13G dated February 14, 2005 reporting beneficial ownership as of December 31, 2004. Barclay’s Global Investors, N.A. reported that it has sole voting power over 1,224,259 shares and sole investment power over 1,305,253 shares. Barclay’s Global Fund Advisors reported that it has sole voting power over 319,268 shares and sole investment power over 319,767 shares. All such shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(c)	The amount of shares is based upon a Schedule 13G dated February 10, 2005 reporting beneficial ownership as of December 31, 2004. Dimensional Fund Advisors, Inc. (“DFA”) reported that it is an investment advisor or manager for certain investment companies, group trusts and separate accounts (“funds”), and as such possesses sole voting and investment power over the 972,099 Nash Finch shares that are owned by such funds. None of these funds, to the knowledge of DFA, owns more than 5% of the class. DFA disclaims beneficial ownership of such securities.
SECURITY OWNERSHIP OF MANAGEMENT
      The table below sets forth information regarding beneficial ownership of our common stock as of March 17, 2004 for:

•	each of our directors and nominees for director;

•	each of our executive officers named in the Summary Compensation Table below, otherwise known as our “named executive officers;” and

•	all of our directors and executive officers as a group.
      For the purpose of calculating the percentage of the class beneficially owned, the number of shares of common stock outstanding includes:

•	12,682,053 shares of common stock outstanding as of March 17, 2004; and

•	shares of common stock subject to options held by the person or group that are currently exercisable or exercisable within 60 days from March 17, 2004, or shares of common stock that the person or group may have the right to acquire through other means within 60 days from March 17, 2004.

      Except as indicated in the footnotes to this table and subject to any applicable community property laws, the persons in the following table have sole voting and investment power with respect to all shares listed as beneficially owned by them.

						Total Shares of
						Common Stock
				Number of Share		Beneficially Owned
				Units(a) &
	Number of		Number of	Performance			Percent of
Name of Beneficial Owner	Shares		Options	Units(b)(c)		Amount	Class

Carole F. Bitter	4,500	(d)	15,000	28,637	(a)(b)	48,137	*
Richard A. Fisher	—		2,500	1,669	(b)	4,169	*
Jerry L. Ford	11,500	(e)	7,500	9,582	(a)(b)	28,582	*
Mickey P. Foret	—		—	—		—	—
Allister P. Graham	17,500		15,000	43,504	(a)(b)	76,004	*
John H. Grunewald	8,533	(f)	5,000	18,578	(a)(b)	32,111	*
Douglas A. Hacker	—		—	—		—	—
Laura Stein	300		12,500	6,718	(a)(b)	19,518	*
William R. Voss	7,043		7,500	20,990	(a)(b)	35,533	*
William H. Weintraub	1,500		5,000	3,981	(a)(b)	10,481	*
Ron Marshall	40,000	(g)	367,000	8,555	(c)	415,555	3.2%
Bruce A. Cross	16,426	(h)	8,500	3,593	(c)	28,519	*
Michael J. Lewis	—		20,000	—		20,000	*
Kathleen E. McDermott	3,781	(i)	28,000	—		31,781	*
James M. Patitucci	—		20,000	—		20,000	*
All Directors, Nominees and Executive Officers as a Group (19 persons)	133,696	(j)	573,250	145,807		852,753	6.4%

*	Less than 1%.

(a)	Each share unit is payable in one share of Nash Finch common stock to a non-employee director upon termination of service on the Board under either the 1997 Non-Employee Director Stock Compensation Plan or the Director Deferred Compensation Plan.

(b)	Performance units issued to a non-employee director under the 2000 Stock Incentive Plan are referred to as restricted stock units, and each such unit is payable in one share of Nash Finch common stock six months after termination of the director’s service on the Board.

(c)	Because half of the performance units currently issued to Messrs. Marshall and Cross under the 2000 Stock Incentive Plan will be forfeited if the individual voluntarily terminates employment with the Company before reaching age 60, the amounts shown reflect shares that may be issued upon settlement of 50% of the total performance units. As of March 17, 2005, the total performance units held by Mr. Marshall and Mr. Cross were 17,109 and 7,186, respectively. Each of these individuals will have the right to settlement of 100% of the performance units if his employment ends before age 60 due to death, disability or termination by the Company without cause, or if his employment ends after age 60 for any reason other than termination for cause. If he is terminated for cause before age 65, he forfeits all performance units unless the Compensation Committee determines otherwise.

(d)	Includes 1,000 shares owned beneficially by a trust for the benefit of Dr. Bitter’s husband.

(e)	Includes 1,000 shares owned by Mr. Ford’s wife.

(f)	Includes 500 shares held by a trust for which Mr. Grunewald’s wife serves as a trustee.

(g)	Includes 2,600 shares owned beneficially by Mr. Marshall’s wife. Also includes 20,000 shares of unvested restricted stock as to which he has sole voting power; investment power, however, will vest in additional 10,000 share increments on February 19 of 2006 and 2007.

(h)	Includes 308 shares of unvested restricted stock held by Mr. Cross as to which he has sole voting power, but as to which investment power will vest on February 23, 2006.

(i)	Includes 493 shares of unvested restricted stock held by Ms. McDermott as to which she has sole voting power, but as to which investment power will vest on May 12, 2005, February 23, 2006 and February 21, 2007.

(j)	Includes 5,100 shares as to which voting and investment power are shared or may be deemed to be shared, and 20,801 shares of unvested restricted stock as discussed in notes (g), (h) and (i).
EXECUTIVE COMPENSATION AND OTHER BENEFITS
Summary of Cash and Certain Other Compensation
      The following table sets forth the cash and non-cash compensation earned during the fiscal years ending January 1, 2005, January 3, 2004 and December 28, 2002 by our Chief Executive Officer and our four other most highly compensated executive officers.
Summary Compensation Table

					Long Term Compensation
					Awards
		Annual Compensation
						Securities
				Other Annual	Restricted	Underlying		All Other
Name and		Salary	Bonus	Compensation	Stock Awards	Options		Compensation
Principal Position	Year	($)(a)	($)(b)	($)(c)	($)(d)	(#)		($)(e)

Ron Marshall	2004	$686,094	$324,000	$87,120	—	—		$204,379
Chief Executive Officer	2003	673,149	698,625	22,740	—	40,000	(f)	143,100
	2002	673,149	507,303	—	$1,456,750	—		148,147
Michael J. Lewis(g)	2004	330,342	97,500	—	—	—		66,454
Executive Vice President	2003	31,214	12,773	—	—	50,000		90,860
and President of Retail	2002	—	—	—	—	—		—
James M. Patitucci(h)	2004	285,794	114,231	—	—	50,000		128,775
Executive Vice President,	2003	—	—	—	—	—		—
Merchandising and Marketing	2002	—	—	—	—	—		—
Kathleen E. McDermott(i)	2004	289,684	91,200	—	4,487	10,000		78,830
Senior Vice President,	2003	267,534	175,950	—	2,996	15,000		54,041
General Counsel & Secretary	2002	189,748	129,665	—	—	25,000		38,102
Bruce A. Cross	2004	274,438	86,400	—	6,580	20,000		81,767
Senior Vice President,	2003	260,917	175,950	—	—	5,000		59,935
Business Transformation	2002	254,300	168,565	—	—	7,500		59,391

(a)	Fiscal year 2004 included 53 pay periods, while fiscal years 2003 and 2002 included 52 pay periods. Because of the additional week in fiscal 2004, salaries were approximately 1.9% higher than they would have been in a 52 week year.

(b)	Bonuses for services rendered have been included as compensation for the year earned, even though bonuses were actually paid in the following year. For each year, each executive officer was entitled to elect to receive some or all of his or her bonus in shares of Nash Finch common stock, valued at the fair market value of such stock on the date the Compensation Committee approved the bonus payouts. To the extent a recipient elected to receive shares of common stock as part of a bonus payout, the recipient would also receive restricted shares of common stock equal in amount to 15% of the unrestricted shares received. The bonus amounts shown in the table for each year include the value of the shares of unrestricted common stock received as part of the bonus payment attributable to each year, but the value of additional restricted shares awarded as a result of an individual having elected to receive some or all of a bonus in unrestricted shares is reported under “Restricted Stock Awards” in the year received.

(c)	Tax reimbursement payments made to Mr. Marshall in connection with the partial vestings of a restricted stock award (see note (d) below).

(d)	The amount shown for Mr. Marshall for 2002 reflects the value of an award of 50,000 shares of restricted stock under the 2000 Stock Incentive Plan effective February 19, 2002. Of the 50,000 shares of restricted stock subject to this award, 20% vest annually beginning one year after the date of grant. On each vesting date, Mr. Marshall also receives a cash payment in an amount equal to 40% of the fair market value of the shares that vest on that date to partially offset taxes due. The amounts shown for Ms. McDermott for 2003 and for Ms. McDermott and Mr. Cross for 2004 reflect the value of awards of 267 restricted shares to Ms. McDermott on May 12, 2003, and 210 and 308 restricted shares to Ms. McDermott and Mr. Cross, respectively, on February 24, 2004, the dates they received such awards after electing to receive a portion of their annual bonus payments in shares of unrestricted stock. These restricted shares vest in full two years after the date they were awarded. Cash dividends are paid on restricted stock if, and to the extent, dividends are paid on common stock generally. The aggregate unvested restricted stock holdings of the named executive officers on January 1, 2005, and the value of those holdings on that date (based on the fair market value of Nash Finch common stock), were as follows:

	Restricted Shares	Value
Name	at 1/1/05	at 1/1/05

Ron Marshall	30,000	$1,132,800
Kathleen E. McDermott	477	18,012
Bruce A. Cross	308	11,630

(e)	The amounts shown for fiscal 2004 include credits to Nash Finch’s Supplemental Executive Retirement Plan (SERP), above-market earnings accrued during fiscal 2004 on deferred compensation account balances, contributions to the Nash Finch Profit Sharing Plan (a 401(k) plan) and, for Mr. Patitucci, reimbursement of relocation expenses. The amounts for each named executive officer are as follows:

	Credit	Above Market	Contribution	Relocation
Name	to SERP	Earnings	to 401(k)	Reimbursement

Ron Marshall	$172,607	$27,131	4,641	—
Michael J. Lewis	66,454	—	—	—
James M. Patitucci	57,159	—	6,150	65,466
Kathleen E. McDermott	63,757	6,713	8,360	—
Bruce A. Cross	68,488	4,919	8,360	—

(f)	Non-qualified stock option awarded on May 12, 2003 in connection with the decision by the Compensation Committee to make a discretionary reduction in the cash bonus payable for 2002 under the Performance Incentive Plan.

(g)	Mr. Lewis joined the Company on November 19, 2003.

(h)	Mr. Patitucci joined the Company on February 16, 2004.

(i)	Ms. McDermott joined the Company on March 26, 2002.

Option Grants During Fiscal 2004
      The following table summarizes the options granted to the named executive officers during fiscal 2004.

Individual Grants
Potential Realizable
		% of Total			Value at Assumed
		Options			Annual Rates of Stock
	Number of	Granted to			Price Appreciation for
	Securities	Employees			Option Term(b)
	Underlying	during Fiscal	Exercise	Expiration
Name	Options(a)	Year 2004	Price($/sh)	Date	5%($)	10%($)

Ron Marshall	—	—	—	—	—	—
Michael J. Lewis	—	—	—	—	—	—
James M. Patitucci	50,000	25.6%	$21.37	2/22/09	$295,207	$652,330
Kathleen E. McDermott	10,000	5.1%	$24.55	7/11/09	$67,827	$149,880
Bruce A. Cross	20,000	10.3%	$24.55	7/11/09	$135,654	$299,760

(a)	Reflect grants of stock options under the 2000 Stock Incentive Plan. Mr. Patitucci’s option was granted on February 23, 2004, while options to the other named executive officers were granted on July 12, 2004. Each option has an exercise price equal to the fair market value of a share of our common stock on the date of grant, has a five-year term, and vests in 20% increments beginning six months after the date of grant and, thereafter, on each of the first four anniversaries of the date of grant.

(b)	Potential realizable value is calculated based on an assumption that the price of our common stock will appreciate at the assumed annual rates shown (5% and 10%), compounded annually from the date of grant of the option until the end of the option term. These assumed annual rates are applied according to Securities and Exchange Commission (“SEC”) rules and therefore are not intended to forecast possible future appreciation, if any, of our common stock. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock, overall market conditions and the continued employment of the named executive by Nash Finch. There can be no assurance that the amounts reflected in this table will be realized.
Option Exercises in Fiscal 2004/ Fiscal Year-End Option Values
      The following table summarizes the number of shares acquired upon exercise of stock options by our named executive officers during fiscal year 2004 and the number of their outstanding stock options at the end of the fiscal year and the value of such options for which the fair market value of our common stock on that date exceeded the exercise price.

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
			Options at 1/1/05		Money Options at 1/1/05(a)
	Shares
	Acquired on	Value	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	Exercise(#)	Realized	(#)	(#)	($)	($)

Ron Marshall	—	—	359,000	41,000	$7,861,900	$901,650
Michael J. Lewis	—	—	20,000	30,000	$351,400	$527,100
James M. Patitucci	—	—	10,000	40,000	$163,900	$655,600
Kathleen E. McDermott	—	—	21,000	29,000	$275,985	$418,140
Bruce A. Cross	39,000	$527,430	4,500	29,000	$27,720	$390,620

(a)	Represents the difference between the fair market value of common stock on January 1, 2005 ($37.76) and the exercise price of the in-the-money options, before payment of applicable income taxes.
Supplemental Executive Retirement Plan
      The Nash Finch Supplemental Executive Retirement Plan (“SERP”) is an unfunded plan designed to provide retirement income to eligible participants to supplement amounts available from other sources. The plan is administered by the Compensation Committee, which selects participants from among Nash Finch’s management and highly compensated employees. Currently, the executive officers of Nash Finch participate in the SERP.
      Under the SERP, each participant who is actively employed by, or on an approved leave of absence from, Nash Finch or an affiliated entity on the last day of a calendar year will be credited with an amount equal to 20% of his or her base salary for that year. On the last day of each calendar quarter, the Compensation Committee will credit each participant’s SERP account with earnings on the average daily account balance for the quarter equal to the quarterly equivalent of the average annual corporate bond yield for each month during the quarter, as reported by Moody’s Investor’s Service, Inc.
      Participants become fully vested in their SERP contribution account and the related earnings upon attaining age 65. Participants also become fully vested in their SERP accounts upon death or disability during the term of their employment, or upon a change in control of Nash Finch. If a participant’s employment terminates prior to any of the foregoing events, the degree of vesting will be determined on the basis of his or her years of participation in the SERP, ranging from 0% for less than five years’ participation to 50% vesting for five years’ participation to 100% vesting for ten or more years’ participation. The entire balance of a participant’s SERP account will be forfeited if the participant engages in competitive activity at any time during which the participant is employed by Nash Finch or an affiliated entity or is receiving distributions under the SERP, or if the participant’s employment is terminated for dishonesty or criminal conduct.
      Distributions under the SERP begin the first month of the next calendar year following a participant’s termination of employment. Payments will be made in 120 monthly installments, determined in each case by dividing the participant’s vested account balance by the number of remaining payments due. Prior to commencement of a participant’s distributions, the Compensation Committee may elect to make the distribution in any alternative form, subject to certain conditions set forth in the SERP.
      The amounts credited to the SERP accounts of the named executive officers with respect to fiscal year 2004 are included in the “All Other Compensation” figure shown in the Summary Compensation Table above.
Deferred Compensation Plans
      Highly compensated employees of Nash Finch, including the executive officers, have been permitted to defer the receipt of their cash compensation for 2004 and previous calendar years pursuant to the Income Deferral Plan, and are permitted to defer the receipt of their cash and long-term incentive compensation for 2005 and subsequent calendar years pursuant to the Deferred Compensation Plan. The Deferred Compensation Plan was adopted by the Board in December 2004 as a result of amendments to the Internal Revenue Code that affected the operation of non-qualified deferred compensation arrangements for amounts deferred on or after January 1, 2005. In connection with the adoption of this plan, the Board froze participation in the Income Deferral Plan as of December 31, 2004.
      The Deferred Compensation Plan permits each participant to annually defer a portion of his or her salary, annual bonus, commissions and/or long-term incentive plan payouts up to maximum percentages permitted by the Plan, and have the amount deferred credited by book entry to a deferred compensation account. The Plan also provides that Company matching credits will be made to a participant’s account under the Plan if and to the extent the participant’s employer matching contributions under the Company’s profit sharing/ 401(k) plan are reduced because of a reduction in the participant’s salary resulting from participation in the Plan. Each participant must allocate amounts credited to his or her deferred compensation account among various benchmark investment funds approved by the Plan Administrator. The balance in each deferred compensation account is adjusted daily to reflect the investment experience of the selected investment funds, as if amounts credited to the account had actually been invested in the investment funds. If a participant elects to defer the receipt of shares of Nash Finch common stock issuable under the Nash Finch 2000 Stock Incentive Plan, the deferred shares are credited as share units to a share sub-account under the Plan, distributions from which may be made only in shares of Nash Finch common stock issued under the 2000 Stock Incentive Plan. The balance in a participant’s deferred compensation account will be payable upon retirement, death, disability, termination of employment or, if a participant so elects, at a date certain in the future or upon a change in control of the Company. Distributions may generally be made in a lump sum or in up to 15 annual installments.
      The terms of the Income Deferral Plan are generally comparable to the Deferred Compensation Plan except that under the Income Deferral Plan, a participant could defer only salary and annual bonus, a participant could not elect to receive distributions at a date certain or upon a change in control, and a participant can elect an accelerated distribution of his or her account balance subject to a forfeiture of 10% of that account balance. The Company has established a benefits protection trust to fund benefits payable under the Income Deferral and Deferred Compensation Plans, and is funding the trust at a level equal to the amount of such obligations.
Change in Control and Severance Arrangements
      Change in Control Severance Agreements. We have entered into change in control agreements with each of the executive officers and certain other key employees of Nash Finch and its subsidiaries. Absent a “change in control,” these agreements do not require Nash Finch to retain the executives or to pay them any specified level of compensation or benefits.
      Each agreement provides that if an employee is terminated within 24 months of a change in control of Nash Finch (or, in limited circumstances, prior to such a change in control) for any reason other than death, disability, retirement or cause, or if the employee terminates within 24 months of a change in control for “good reason,” then the employee is entitled to receive a lump sum payment equal to the employee’s highest monthly compensation during the 36 months prior to the termination multiplied by either 12, 24 or 36 months. “Highest monthly compensation” for these purposes means 1/12 of an individual’s highest W-2 earnings during any consecutive twelve month period, increased by amounts deferred or withheld in connection with Company-sponsored benefit or income deferral plans. The employee is also entitled to the continuation of certain benefit plans (including health, life, dental and disability) for the employee and his or her dependents for comparable 12, 24 or 36 month periods. The multiple referred to above is 36 months for Mr. Marshall, 24 months for Messrs. Lewis, Patitucci and Cross and for Ms. McDermott, and either 24 months or 12 months for all other designated employees. In addition, if the employee is required to pay any federal excise tax or related interest or penalties on the payments associated with the change in control, an additional payment (“gross-up”) is required in an amount such that after the payment of all income and excise taxes, the employee will be in the same after-tax position as if no such excise tax had been imposed.
      For purposes of these agreements, “good reason” generally includes a reduction in compensation or benefits, a demotion, a relocation, and any termination for reasons other than death, disability or retirement within 6 months of a change in control. A “change in control” is generally deemed to have occurred if: (a) a majority of Nash Finch’s Board is no longer composed of individuals who were directors at the time these agreements were entered into or who became directors with the approval of a majority of the “incumbent directors”; (b) another party becomes the beneficial owner of at least 30% of Nash Finch’s outstanding voting stock; (c) Nash Finch sells or otherwise disposes of all or substantially all of its assets, or is liquidated or dissolved; or (d) a change in control occurs of the type required to be reported in response to item 5.01 of Form 8-K under the Securities Exchange Act.
      2000 Stock Incentive Plan. Similar events, which specifically include mergers or consolidations where Nash Finch stockholders before the transaction do not own at least 50% of voting shares of the resulting entity, and the acquisition by a third party of 20% or more of Nash Finch’s outstanding voting stock without the approval of Nash Finch’s incumbent directors, also constitute a change in control of Nash Finch under the terms of the 2000 Stock Incentive Plan. Under the 2000 Stock Incentive Plan and award agreements issued thereunder, stock options that have been outstanding for at least six months will become immediately and fully exercisable upon a change in control and remain exercisable for the duration of their terms. The Compensation Committee may alternatively provide that the optionee will receive, as of the effective date of the change in control, cash in an amount equal to the “spread” between the fair market value of the option shares immediately prior to the change in control and the exercise price of the option shares. Restricted stock awards that have been outstanding at least six months will immediately and fully vest upon a change in control, and performance unit awards that have been outstanding at least six months will immediately vest and be settled in full upon a change in control, unless the named executive (or his designee) waives the right to acceleration.
      Deferred Compensation Plans. Under the terms of deferred compensation plans applicable to directors and officers of Nash Finch, upon a change in control, Nash Finch must transfer to the benefits protection trust established in connection with these plans an amount of assets sufficient to bring the value of trust assets to at least 125% of the aggregate balance of all participant accounts in each such plan as of the last day of the month immediately preceding the change in control.
      Employee Stock Purchase Plan. Under the terms of the Nash Finch Employee Stock Purchase Plan, the Compensation Committee may accelerate the end of an offering period upon a change in control of Nash Finch and either provide for the immediate exercise of all outstanding options under that plan or terminate such options and refund all payroll deductions to plan participants.
EQUITY COMPENSATION PLAN INFORMATION
      The following table provides information about Nash Finch common stock that may be issued upon the exercise of stock options, the payout of share units or performance units, or the granting of other awards under all of Nash Finch’s equity compensation plans in effect as of January 1, 2005:
Equity Compensation Plan Information

Number of
	Securities to be				Number of Securities
	Issued upon		Weighted-Average		Remaining Available for
	Exercise of		Exercise Price of		Future Issuance under
	Outstanding		Outstanding		Equity Compensation Plans
	Options, Warrants		Options, Warrants		(excluding securities
	and Rights		and Rights		reflected in column (a))
Plan category	(a)		(b)		(c)

Equity compensation plans approved by security holders	857,446	(1)	$21.18	(2)	305,365	(3)
Equity compensation plans not approved by security holders	200,000	(4)	$16.84		50,000	(5)
Total	1,057,446		$20.33		355,365

(1)	Includes stock options and performance units awarded under the 2000 Stock Incentive Plan (“2000 Plan”), stock options awarded under the 1995 Director Stock Option Plan (“1995 Director Plan”), and share units acquired by directors under the 1997 Non-Employee Director Stock Compensation Plan (“1997 Director Plan”) net of 117,654 outstanding shares held by a benefits protection trust with respect to such share units.

(2)	Each share unit acquired through the deferral of director compensation under the 1997 Director Plan and each performance unit granted under the 2000 Plan is payable in one share of Nash Finch common stock following the participant’s termination of service as an officer or director. As they have no exercise price, the 120,306 share units and 37,644 performance units outstanding at January 1, 2005 are not included in the calculation of the weighted average exercise price.

(3)	The following numbers of shares remained available for issuance under each of our equity compensation plans at January 1, 2005. Grants under each plan may be in the form of any of the types of awards noted:

Plan	Number of Shares	Type of Award

2000 Plan	167,614	Stock options, restricted stock, stock appreciation rights, performance units, stock bonuses
1997 Director Plan	45,063	Share units
Employee Stock Purchase Plan	92,688	Stock options (IRC §423 plan)

In December 2004, the Board of Directors terminated the 1995 Director Plan and no additional awards may be made under that Plan.

(4)	Stock option award made to Ron Marshall, Chief Executive Officer, at the time he joined Nash Finch.

(5)	Shares remaining available for issuance under the Director Deferred Compensation Plan. Each share unit acquired through the deferral of director compensation under the Director Deferred Compensation Plan is payable in one share of Nash Finch common stock upon the individual’s termination of service as a director.
Description of Plans Not Approved by Shareholders
      Marshall Option Grant. Effective June 1, 1998, Mr. Marshall was granted an option to purchase 200,000 shares of Nash Finch common stock at an exercise price of $16.84 per share. The option became exercisable in 25% installments on each June 1 of the years 1999 — 2002. The option expires on May 31, 2007. If Mr. Marshall’s employment ends due to his death, disability or retirement, the option will remain exercisable until the earlier of one year after the date his employment ends or May 31, 2007. If his employment ends for any other reason, the option will terminate unless the Compensation Committee of the Board causes it to remain exercisable. If a change in control of Nash Finch occurs, the Compensation Committee may cause the option to remain exercisable until May 31, 2007 regardless of whether Mr. Marshall remains employed by Nash Finch, or may cause Mr. Marshall to receive cash as of the effective date of the change in control in an amount equal to the “spread” between the fair market value of the option shares as of the date of the change in control and the aggregate exercise price of those shares.
      Director Deferred Compensation Plan. The Director Deferred Compensation Plan was adopted by the Board in December 2004 as a result of amendments to the Internal Revenue Code that affected the operation of non-qualified deferred compensation arrangements for amounts deferred on or after January 1, 2005. The Board reserved 50,000 shares of Nash Finch common stock for issuance in connection with the plan. The plan permits a participant to annually defer all or a portion of his or her cash compensation for service as a director, and have the amount deferred credited to either a cash account or a share account. Amounts credited to a share account are deemed to have purchased a number of share units determined by dividing the amount deferred by the then-current market price of a share of Nash Finch common stock. Each share unit represents the right to receive one share of Nash Finch common stock. The balance in a share account is payable only in stock upon termination of service as a director.
REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
      Introduction. The Compensation Committee is responsible for developing and implementing executive compensation policies and programs that support Nash Finch’s primary objective of maximization of stockholder value. All Compensation Committee members are directors who are not officers or employees of Nash Finch and who have been determined by the Board to be “independent” under applicable Nasdaq rules. The Committee has the authority to directly engage outside compensation consultants, as well as other advisers and experts, to provide advice and assistance in structuring, implementing and modifying the Company’s executive compensation program so that it is aligned with stockholder interests and the Company’s business strategy and goals. The executive compensation program incorporates motivation and retention features, and links compensation to performance.
      Executive Compensation Review. As part of a comprehensive review of the Company’s executive compensation philosophy, programs and practices, the Committee engaged in September 2003 an outside compensation consultant to provide an independent analysis of the Company’s executive compensation programs and practices. The following chronology summarizes significant steps in this review process and the process to develop a revised executive compensation framework:

•	October 2003 — The consultant provided an interim report to the Compensation Committee explaining its data gathering process and its selection of recommended core and expanded peer groups.

•	December 2003 — Utilizing a core peer group of companies deemed similar to Nash Finch in terms of industry and revenue size, an extended peer group of larger drug and grocery wholesale and retail companies, and published survey data, the consultant reported to the Committee that under the existing Nash Finch executive compensation program (i) base salaries are generally at the median market levels; (ii) annual (short term) performance bonuses are above median market levels, resulting in total cash compensation (salary plus bonus) somewhat above median market levels; (iii) long-term incentive compensation is substantially below median market levels; and (iv) total direct compensation (salary, bonus and long-term incentive opportunities) is significantly below median market levels.

The consultant observed that the shorter-term orientation was appropriate given the Company’s focus in recent years on cost reduction and improving efficiency, but that it would now be appropriate to revise the mix of total compensation elements to more heavily weight long-term elements. The consultant also recommended that the Committee consider a long-term performance plan to augment or eventually replace stock options for executives.

•	February 2004 — The consultant reported on key plan design issues including alternative long-term incentive vehicles. The Committee decided to shift the balance of executive compensation toward long-term components and to replace stock options with an alternative form of equity-based award, and asked management to develop an outline of a revised executive compensation program incorporating these elements.

•	April 2004 — The Committee considered the requested outline, provided further guidance on an appropriate peer group, relative compensation levels and balance of short- and long-term compensation, and asked management to incorporate this guidance into a draft compensation program description for the Committee’s consideration.

•	July 2004 — The Committee reviewed the draft program description, approved the proposed compensation framework in principle and requested that a final proposal be prepared.

•	November 2004 — The Committee reviewed the updated proposal for a revised executive compensation program, and requested that its consultant review and report on the design of the proposed long-term incentive plan component. The consultant reported to the Committee on the results of this initial review in December.

•	January 2005 — Following additional discussion and information exchange among the Committee, the consultant and Company management, the consultant provided a further report to the Committee expressing its conclusion that the overall design and opportunity levels provided in the proposed replacement long-term incentive plan are reasonable, generally consistent with competitive practice, and aligned with the consultant’s December report.

•	February 2005 — The Committee approved the framework for a revised executive compensation program that includes the following elements:

(1)	A total direct compensation mix for the Company’s executive officers of approximately 40% base salary, 20% annual (short-term) bonus, and 40% long-term incentive compensation, with a smaller allocation to the long-term component for executives with lower levels of responsibility. In recent years, the compensation mix for executive officers has averaged 51% base salary, 26% annual bonus and 23% long-term incentive opportunities.

(2)	Market-oriented competitive objectives for each element of compensation, with base salary, total cash compensation (salary plus short-term bonus) and long-term incentives at target performance levels each at the 50th percentile of the core peer group utilized by the consultant.

(3)	Performance units rather than stock options as the long-term incentive vehicle for Company officers, with vesting and settlement of these units dependent upon the Company’s compound annual growth rate over a three-year performance period in return on net assets (“RONA”) and earnings before interest, taxes, depreciation and amortization (“EBITDA”) relative to the companies included in the performance graph peer group on page 30. These units may be settled in shares of Nash Finch common stock, cash or both at the election of the participant. To be able to implement this long-term incentive program, the Company is seeking the stockholders’ approval of amendments to the 2000 Stock Incentive Plan, as described beginning on page 7.

      Implementing this revised compensation framework will generally entail an approximate 50% decrease in targeted annual (short-term) bonus amounts for executive officers, with a commensurate increase in targeted long-term incentive compensation.
      Compensation Principles. The Committee believes the revised executive compensation framework described above is consistent with, and furthers the purposes of, the key principles underlying Nash Finch’s executive compensation philosophy:

•	Place High Portion of Pay at Risk — Executive compensation should be strongly linked to measured performance with a substantial portion of pay at risk. Salaries and other types of “fixed” compensation that do not vary with performance should be de-emphasized. By placing a substantial portion of total compensation at risk, we provide the opportunity for both higher than market average compensation over periods of sustained excellent financial performance, and lower than market average compensation in times of poor financial performance.

•	Emphasize Stockholder Value — As an incentive to create value for stockholders, a substantial portion of executive compensation should be tied to the value of our common stock and those financial measures that correlate closely with total shareholder return.

•	Align Executive and Stockholder Interests — In addition to at-risk pay and emphasis of stock-based compensation, common stock ownership guidelines have been established for senior executives.

•	Pay Competitively for Results — Nash Finch intends to provide executives with compensation opportunities competitive with those in companies, comparable in size and scope, with which it competes for people and customers, while supporting a high-performance culture by tying a substantial portion of compensation to results.
By shifting the compensation mix toward long-term incentives, the Committee is increasing the amount of compensation at risk, and focusing individuals with the greatest level and amount of responsibility on achieving sustained high level financial and operational performance. At the same time, utilizing performance units whose value is a function of relative EBITDA and RONA growth as the long-term incentive vehicle aligns management incentives with measures that emphasize increased earnings and cash flow, operating efficiency and effective asset and capital utilization, and which correlate strongly to total shareholder return among measurement group companies. Denominating performance units in shares of Nash Finch common stock further aligns management and shareholder interests.
      2004 Compensation. The principal components of executive compensation during 2004 were salaries, annual bonuses and long-term incentives.
      Salaries. Salaries for executive officers are based on level of responsibility and experience, individual and corporate performance, and competitive compensation comparisons. The Committee establishes executive officers’ base salaries at levels that it believes are at the median of base salaries of executives of companies it considers comparable to Nash Finch. The Compensation Committee, taking into account the performance assessment of the CEO by the Corporate Governance Committee, recommends the salary for the CEO to the Board of Directors. The Compensation Committee approves the salaries for the other executive and operating officers based on a review and evaluation of each such officer’s performance as well as the CEO’s recommendations. Although salaries are reviewed annually, a longer salary adjustment cycle may be used in an effort to reinforce Nash Finch’s philosophy of emphasizing at-risk compensation.
      Annual Bonuses. For fiscal 2004, annual bonuses for the executive officers, including those named in the Summary Compensation Table, were based 80% upon performance against objectively measurable, predetermined financial and operational goals approved by the Compensation Committee in February 2004, and 20% on an individual officer’s personal performance. The financial goals that were used involved Company net earnings and, in some cases, operating unit profitability, while the operational goals consisted of an independent assessment of retail store performance, and assessments of fill rate, on-time deliveries and selector accuracy for the food distribution segment. The executive officers were assigned a maximum bonus opportunity ranging from 65% to 120% of base salary, and bonus amounts were calculated by multiplying an individual’s base salary by his or her maximum bonus percentage and by the sum of the payout factors applicable to each financial, operational and personal performance goal. The Compensation Committee retains discretion under the annual bonus program for executive officers to (i) provide for downward adjustments in bonus payouts by adjusting the payout factor percentages, and (ii) equitably adjust financial performance factors such as net earnings to reflect the impact of events such as reorganizations, recapitalizations, significant acquisitions or divestitures, and changes in accounting policies (but only to the degree permitted by Internal Revenue Code Section 162(m) for those executive officers for whom annual bonus compensation is to be considered “performance based” for purposes of Section 162(m)). For fiscal 2004, the operational goals involving distribution segment and retail store performance were met, the financial goal involving Company net earnings goal was not met, and operating unit profitability and individual performance goals were met to varying degrees. As a result, the Compensation Committee approved bonus payments to executive officers, including those named in the Summary Compensation Table, ranging from 28% to 47% of base salary.
      In all cases, performance against the predetermined financial and operational goals was measured after the completion of the audit of Nash Finch’s financial statements for fiscal 2004, and the amount of the executive’s bonus for that year was determined on the basis of such measured performance and assessment of personal performance. Bonuses earned for 2004 are to be paid in cash, subject to the ability of participants to elect to receive up to 100% of their bonus in shares of common stock in lieu of cash. To further encourage bonus plan participants to increase their ownership interest in Nash Finch stock, participants who elect to receive all or part of their bonus in shares of common stock receive additional shares of restricted stock equal to 15% of the shares paid in lieu of cash. All such restricted stock will vest after two years of continued employment, if the executive has retained beneficial ownership of the unrestricted shares. All bonus and restricted shares are issued under the 2000 Stock Incentive Plan.
      Long-Term Incentives. The Compensation Committee determines long-term incentive participation and award size based on position level, individual and Company performance, and competitive practices. Consistent with the practice in recent years, long-term incentive awards in fiscal 2004 consisted of non-statutory stock options. These awards were made to 17 executives, including six of the executive officers. In each case, the price at which the options can be exercised equals 100% of the fair market value of a share of Nash Finch common stock on the date of grant, meaning that the options become valuable only if the stock price appreciates after the date of the award. These options become exercisable in five equal installments, beginning six months after the date of grant and on the anniversary of the date of grant in each of the following four years. The options expire five years after the date of grant.
      Chief Executive Officer Compensation. For fiscal 2004, Mr. Marshall’s annual base salary was $675,000, unchanged since May 2001. The Committee approved a bonus payment to Mr. Marshall for fiscal 2004 equal to 47% of his base salary, reflecting both the Company’s performance against the financial and operational goals for executive officers described earlier under the caption “Annual Bonuses,” as well as Mr. Marshall’s personal performance which the Committee considered to be excellent. Mr. Marshall did not receive a long-term incentive award during fiscal 2004.
      Stock Ownership Guidelines. In connection with developing the revised executive compensation program described above, the Board has approved modifications to the Nash Finch stock ownership guidelines for senior executives that recognize the shift from stock options to performance units as the primary long-term incentive vehicle. As modified, the guidelines apply to Nash Finch executive officers, and provide that an officer is expected to make regular, good faith efforts to achieve a specified ownership target within five years of joining Nash Finch or becoming subject to the guidelines (by receiving a promotion into the covered group), whichever is later. The ownership target for the Chief Executive Officer is five times base salary, for executive and senior vice presidents three times base salary, and for other vice presidents one time base salary. For these purposes, an individual’s ownership position includes both common shares and derivative securities exercisable or convertible into common shares (including stock options and performance units), and includes all such securities beneficially owned by the individual. Shares are valued for these purposes based on a rolling

3 month average weekly closing price for Nash Finch common stock on the Nasdaq National Market. A derivative security is valued at the “spread” between the aggregate value (determined as provided in the previous sentence) of all shares underlying the derivative security and the aggregate exercise price, if any, of that derivative security. The Compensation Committee periodically reviews current ownership levels relative to the guidelines, and may exclude an individual from participation in the Company’s long-term incentive program if satisfactory progress toward an ownership target is not being made.
      Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code generally provides that Nash Finch may not deduct compensation in excess of $1 million paid in any taxable year to Mr. Marshall or the other four executive officers named in the Summary Compensation Table, unless the compensation in excess of $1 million is “performance based.” Compensation that is deferred until retirement does not count toward the $1 million limit. The adoption of the Performance Incentive Plan in 2002 was intended to qualify as “performance based” annual bonuses for any of these individuals who might receive salary and an annual bonus in excess of $1 million in any taxable year. In addition, certain compensation under the 2000 Stock Incentive Plan, such as stock options and awards contingent upon the satisfaction of performance criteria, can also qualify as “performance based.” The Compensation Committee expects that the proposed performance unit program to be instituted as the new long-term incentive element of executive compensation will so qualify. In order to maintain flexibility to compensate executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has refrained from adopting a policy that all compensation must be deductible.
      Conclusion — The Compensation Committee believes its executive compensation policies and practices have effectively served the interest of stockholders and Nash Finch, and the Committee continues to assess the effectiveness of these policies and practices in aligning executive compensation with stockholder interests and the Company’s business strategy and goals.

Compensation Committee

Jerry L. Ford, Chair
Carole F. Bitter
John H. Grunewald
William H. Weintraub

PERFORMANCE GRAPH
      The following graph compares the cumulative total stockholder return on Nash Finch common stock for the last five fiscal years with the cumulative total return over the same period of the S&P SmallCap 600 Index (in which Nash Finch is included) and a peer group of companies selected by Nash Finch (weighted according to the peer companies’ market capitalization at the beginning of each fiscal year).
      The peer group of companies consists of SuperValu Inc. (SVU) and Spartan Stores, Inc. (SPTN), the other two publicly-traded full-line distributors of grocery products at wholesale and retail, as well as the nine companies in the Russell 2000 index (besides Nash Finch) that operate grocery wholesale distribution and/or retail supermarket businesses. These Russell 2000 companies are Arden Group Inc. (ARDNA), Great Atlantic & Pacific Tea Co. Inc. (GAP), Ingles Markets Inc. (IMKTA), Pathmark Stores Inc. (PTMK), Ruddick Corporation (RDK), Smart & Final Inc. (SMF), United Natural Foods Inc. (UNFI), Weis Markets Inc. (WMK) and Wild Oats Markets Inc. (OATS). The Compensation Committee has approved the selection of the companies in the peer group.
      The comparison assumes the investment of $100 in our common stock, the S&P SmallCap 600 Index and the Peer Group at the end of fiscal 1999, and the reinvestment of all dividends.

	Starting Point	Return	Return	Return	Return	Return
Company/Index Name	1/1/2000	12/30/00	12/29/01	12/28/02	1/3/04	1/1/05

Nash Finch Company	$100	$190.60	$496.11	$130.35	$410.57	$671.55
S&P SmallCap 600 Index	100	111.80	120.11	101.55	141.36	173.09
Peer Group	100	71.35	101.75	71.29	109.04	136.22

Source:	Standard & Poor’s Investment Services

AUDIT COMMITTEE REPORT

Membership and Role of the Audit Committee
      The Audit Committee consists of directors who are each considered “independent” under the Nasdaq Stock Market Corporate Governance Rules, Section 10A(m)(3) of the Securities Exchange Act and the SEC’s Rule 10A-3(b)(1). All members of the Audit Committee are able to read and understand fundamental financial statements as required by the Nasdaq Stock Market Corporate Governance Rules, and two members of the Committee — Mr. Voss and Mr. Grunewald — have been determined by the Board to be “audit committee financial experts” within the meaning of Item 401(h) of the SEC’s Regulation S-K. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which can be found in the “Corporate Governance” section of the Nash Finch website at www.nashfinch.com. The Audit Committee reviews the adequacy of its charter on an annual basis.
      As described more fully in the charter, the purpose of the Audit Committee is to assist the Board in its oversight of the Company’s accounting and financial reporting processes, the Company’s financial and disclosure controls and compliance processes, and the independent audits of the Company’s financial statements. Management is responsible for the preparation, presentation and integrity of Nash Finch’s financial statements and public reports, its financial and disclosure controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee has the ultimate responsibility to select, compensate, evaluate and, when appropriate, replace Nash Finch’s independent auditor. In discharging its responsibilities, the Audit Committee has the authority to engage its own outside advisors.
      The Audit Committee pre-approves all audit and non-audit services to be performed for Nash Finch by its independent auditor to insure that the provision of such services does not impair the auditor’s independence. To further avoid the existence of any relationships that could affect the independent auditor’s independence, the Audit Committee has also adopted a policy strictly limiting the circumstances under which Nash Finch may employ former partners, principals, shareholders and professional employees of its independent auditor.
      The Audit Committee has also established procedures for the receipt, retention and treatment of complaints received by Nash Finch regarding accounting, internal controls and auditing matters, including a process by which Nash Finch employees may anonymously and confidentially submit complaints and concerns regarding questionable accounting or auditing matters.

Review of Nash Finch’s Audited Financial Statements for the Fiscal Year ended January 1, 2005
      The Audit Committee has reviewed and discussed the audited financial statements of Nash Finch for the fiscal year ended January 1, 2005 with Nash Finch’s management and Ernst & Young LLP (“Ernst & Young”), Nash Finch’s independent public accountants. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
      The Audit Committee has also received the written disclosures from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm.

      Based on the review and discussions noted above, the Audit Committee recommended to the Board that Nash Finch’s audited financial statements be included in Nash Finch’s Annual Report on Form 10-K for the fiscal year ended January 1, 2005 for filing with the SEC.

Audit Committee

William R. Voss, Chairman
Carole F. Bitter
Richard A. Fisher
John H. Grunewald
Laura Stein
INDEPENDENT AUDITORS

Selection of Independent Auditors and Attendance at Annual Meeting
      On April 19, 2004, the Audit Committee approved the engagement of Ernst & Young as the independent public auditors to audit the financial statements of Nash Finch for the fiscal year ended January 1, 2005. At its April 2005 meeting, the Audit Committee will conduct its review of the independent public auditors’ performance, independence, qualifications and quality controls, and will make its final decision as to the retention of the independent public auditors to audit the Nash Finch financial statements for the fiscal year ending December 31, 2005, which is expected to be Ernst & Young. We have requested and expect a representative of Ernst & Young to be present at the Annual Meeting, to make a statement if he or she so desires and to respond to appropriate questions.

Change in Independent Auditors During Two Most Recent Fiscal Years
      Deloitte & Touche LLP (“Deloitte & Touche”) had been engaged effective July 29, 2002 as our independent public auditors to audit Nash Finch’s financial statements, beginning with its financial statements for the fiscal year ended December 28, 2002, following the Audit Committee’s previously reported dismissal of Ernst & Young, which had been engaged as our independent public auditors prior to July 29, 2002. Effective January 28, 2003, Deloitte & Touche resigned as our independent public auditors. Deloitte & Touche had not reviewed, audited or rendered any report on any of the financial statements of Nash Finch as of any date or for any period during the time it served as our independent public auditors. During the period of Deloitte & Touche’s engagement, there were no disagreements between us and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.
      During the period of Deloitte & Touche’s engagement, certain information came to its attention that Deloitte & Touche determined if further investigated may materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued. However, due to its resignation, Deloitte & Touche was not able to conclude what effect, if any, these matters have on Nash Finch’s previously issued or to be issued financial statements. The information pertained to an informal inquiry commenced October 9, 2002 by the Division of Enforcement of the SEC into the Company’s practices relating to “count-recount” charges assessed to the Company’s vendors in connection with certain types of promotional allowances, and a corresponding investigation of our practices and procedures relating to count-recount charges commenced by special outside counsel in conjunction with the Audit Committee. Deloitte & Touche advised the Audit Committee and the Company that, as of the date of its resignation, the Company had not provided Deloitte & Touche with sufficient evidence for it to conclude that our accounting practices for count-recount charges were appropriate.

      On March 14, 2003, we reported that the staffs of the SEC’s Office of the Chief Accountant and Division of Corporation Finance had indicated that, based on our oral and written representations, they would not object at that time to our accounting for count-recount charges. The investigation by the SEC’s Division of Enforcement of our treatment of count-recount charges remains open and the response by the staffs of the Office of Chief Accountant and Division of Corporation Finance does not preclude any further action by the Division of Enforcement.
      Ernst & Young was again engaged by the Audit Committee as our independent public auditors effective March 11, 2003. We had consulted with Ernst & Young after October 9, 2002 regarding our accounting for count-recount charges, and Ernst & Young concurred with our conclusion that our accounting for these count-recount charges was in accordance with generally accepted accounting principles.
      The information reported in the preceding four paragraphs was previously reported by Nash Finch in Current Reports on Form 8-K filed on July 29, 2002, February 4, 2003 and March 14, 2003. Both Ernst & Young and Deloitte & Touche were provided with the opportunity to review this information, and neither firm indicated a desire to present its views in the Company’s proxy statement.

Fees Paid to Independent Auditors
      The following table sets forth the amounts Ernst & Young billed us for audit services with respect to fiscal 2003 and fiscal 2004 and for other professional services rendered during those fiscal years.

	Aggregate Fees Billed

Type of Fee	Fiscal 2004	Fiscal 2003

Audit Fees(1)	$1,231,800	$533,400
Audit-Related Fees(2)	61,500	119,500
Tax Fees(3)	19,210	—
All Other Fees(4)	2,335	1,500
Total Fees	$1,314,845	$654,400

(1)	Audit Fees — The amount in 2004 includes fees of $514,000 for services related to the issuance of the auditor’s report on management’s assertions regarding the effectiveness of internal control over financial reporting.

(2)	Audit-Related Fees — The amounts in 2004 and 2003 primarily represent fees for consultations regarding internal control reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002. The 2004 amount also includes amounts for assurance and advisory services and for responding to a document production request.

(3)	Tax Fees — The amount in 2004 represents fees for tax planning and compliance services.

(4)	All Other Fees — The amounts in 2004 and 2003 represent fees for access to an accounting information service.

Pre-Approval of Audit and Non-Audit Services
      Under its charter, the Audit Committee is required to pre-approve all audit and permitted non-audit services to be provided by the independent auditor to Nash Finch and its subsidiaries. Consistent with that requirement, the Audit Committee has adopted a pre-approval policy in accordance with which it annually considers for pre-approval all audit and non-audit services proposed to be provided by the independent auditor during the succeeding twelve month period. As to any services the Audit Committee wishes to approve, it will either approve the specific engagement, or identify the particular pre-approved services with a sufficient level of detail so that senior financial management of the Company will not be called upon to judge whether a proposed service is actually pre-approved. The Audit Committee will also establish a dollar limit for each pre-approved service that may not be exceeded without obtaining further pre-approval from the Audit Committee. Any proposed engagement that involves a service not previously approved, or that would entail fees in excess of the amount previously authorized for the specific service, must be presented to the Audit Committee for consideration at its next meeting or, if earlier consideration is required, to the Chairman of the Audit Committee. The Chairman will report any specific approval of services at the Audit Committee’s next regular meeting. The Audit Committee regularly reviews reports of services being provided to Nash Finch by its independent auditor. During fiscal 2004, all services provided to Nash Finch by Ernst & Young were provided in accordance with the pre-approval procedures outlined above.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and all persons who beneficially own more than 10% of our outstanding shares of common stock to file with the SEC reports of initial ownership and reports of changes in ownership in Nash Finch securities. We provide assistance to our directors and executive officers in complying with Section 16(a), including preparing the reports and forwarding them to the SEC for filing.
      To our knowledge, based upon a review of the copies of reports filed and written representations, all filing requirements applicable to directors and executive officers were complied with on a timely basis during the fiscal year ended January 1, 2005.
2006 STOCKHOLDER PROPOSALS
      Any proposal that a Nash Finch stockholder intends to present at the 2006 Annual Meeting of Stockholders and that is to be included in our proxy statement and form of proxy must be received by the Secretary of the Company at our principal executive office no later than December 1, 2005. A stockholder who wishes to make a proposal at the 2006 Annual Meeting without including the proposal in our proxy statement should notify us of the matter to be presented no later than February 13, 2006. If a stockholder fails to give notice by that date, then the persons named as proxies by us for the 2006 Annual Meeting will have discretionary authority to vote on the stockholder’s proposal. Any stockholder who intends to nominate an individual to serve on the Company’s Board of Directors must provide advance written notice to the Secretary of the Company not less than ten days prior to the date of the stockholders meeting at which directors will be elected. The content of the notice is specified in Article VIII of the Company’s Articles of Incorporation.
HOUSEHOLDING INFORMATION
      Some banks, brokers and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that you and other holders of Nash Finch common stock in your household may not receive separate copies of our Proxy Statement or Annual Report (which includes our annual report on Form 10-K). We will promptly deliver an additional copy of either document to you if you call or write us at the following address or phone number: Nash-Finch Company, Attention: Corporate Secretary, P. O. Box 355, Minneapolis, MN 55440-0555, telephone (952) 832-0534. If you and others in your household are currently receiving multiple copies of our Proxy Statement and Annual Report and wish to receive only a single copy of each, you may write or call us at the same address and telephone number.
MISCELLANEOUS
      Our Board is not aware of any other matters which may be presented to our stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment or adjournments thereof, it is the intention of the persons named on the proxy card to vote such proxies in accordance with their best judgment on such matters.

      We will bear the cost of soliciting proxies. Directors, officers and regular employees of Nash Finch may, without compensation other than their regular compensation, solicit proxies by mail, telephone, facsimile or other electronic transmission, or personal interview. Nash Finch may reimburse brokerage firms and others for their expense in forwarding proxy materials to the beneficial owners of our common stock.

By Order of the Board of Directors

Kathleen E. McDermott
Senior Vice President, General Counsel and Secretary
March 21, 2005
Minneapolis, Minnesota

Appendix I
NASH-FINCH COMPANY
LONG-TERM INCENTIVE PROGRAM UTILIZING
PERFORMANCE UNIT AWARDS
      The purpose of this document is to set forth the general terms and conditions applicable to the Long-Term Incentive Program Utilizing Performance Unit Awards (the “LTIP”) established by the Compensation Committee of the Board of Directors of Nash-Finch Company (the “Company”) pursuant to Section 9 of the Company’s 2000 Stock Incentive Plan, as amended and restated (the “Plan”). The LTIP is intended to carry out the purposes of the Plan by awarding selected key employees of the Company with Performance Units whose vesting and payout will be based on the Company’s level of achievement of pre-established performance goals over a multi-year measurement period.
      1.     Definitions. Any capitalized term used but not defined in this LTIP description will have the meaning assigned to it in the Plan. The following terms used in this LTIP description will have the meanings indicated:

(a) “Committee” means the Compensation Committee of the Board of Directors of Nash-Finch Company.

(b) “Cover Sheet” means the Cover Sheet for Individual Grant related to the Performance Units that are granted to a Participant under this LTIP.

(c) “Consolidated EBITDA” means, for any fiscal period of an entity, that entity’s net income adjusted by (i) adding thereto the entity’s interest expense, provision for income taxes, depreciation and amortization expense, and other non-cash charges that were deducted in computing net income for the period; (ii) excluding the amount of any extraordinary gains or losses and gains or sales from sales of assets other than inventory in the ordinary course of business; and (iii) subtracting cash payments made during the period with respect to non-cash charges incurred in a previous period. Each of the measures specified in items (i)-(iii) shall be as reported by the entity for such fiscal period in its periodic reports filed with the Securities and Exchange Commission (“SEC”) under the Exchange Act.

(d) “Measurement Period” means a period of three consecutive fiscal years of the Company. Measurement Periods may overlap. For purposes of comparing the Performance Measures of the Company with other members of the Peer Group, the Company will compute Performance Measures for each other company in the Peer Group over the most recent twelve consecutive fiscal quarters of that company that end at or prior to the end of the Measurement Period.

(e) “Participant” means a key employee of the Company who has been selected by the Committee to participate in this LTIP.

(f) “Peer Group” means the companies selected by the Committee as “peer issuers” for purposes of the performance graph required to be included in the proxy statement for the Company’s annual meeting of stockholders under Item 402(l) of the SEC’s Regulation S-K. To the extent that the composition of the Peer Group changes during any Measurement Period and the stock of the company that joined or departed the Peer Group was publicly traded for the entire Measurement Period, the company’s Performance Measures for the entire Measurement Period shall be considered. To the extent that a company joins or departs the Peer Group and its stock was not publicly traded for the entire Measurement Period (due, for example, to merger or acquisition, bankruptcy, initial public offering or spin-off), the Performance Measures for such company shall be extrapolated (based on information in the company’s periodic reports filed with the SEC) as if the company had been in the Peer Group for the entire Measurement Period and as if the Performance Measures of the company for the period during which its stock was publicly traded during the Measurement Period were representative of the Performance Measures the company would have experienced during the entire Measurement Period.

(g) “Performance Adjustment Factor” means the percentage multiple determined by the Company’s decile ranking, relative to the members of the Peer Group during the applicable Measurement Period, on each of the two Performance Measures, equally weighted. A matrix is attached to that Participant’s Cover Sheet by which the applicable Performance Adjustment Factor for each Participant based on the Participant’s Category is determined.

(h) “Performance Measures” means (i) compound annual growth rate in Consolidated EBITDA, and (ii) compound annual growth rate in RONA, in which Consolidated EBITDA and RONA for the third fiscal year of the Measurement Period shall be compared to such measures for the fiscal year immediately preceding the Measurement Period.

(i) “RONA” means return on net assets for any fiscal period of an entity, and is calculated as the quotient of (i) net income divided by (ii) net fixed assets plus the difference between current assets and current liabilities, each of which measures in (i) and (ii) shall be as reported by the entity for such fiscal period in periodic reports filed with the SEC under the Exchange Act.
      2.     Grant and Settlement of Performance Units.
      2.1     Grant and Vesting of Performance Units. The Company hereby grants to the Participant the number of Performance Units set forth on the Cover Sheet. Subject to Section 3, as long as the Participant remains employed by the Company, the Performance Units will vest at the end of the Measurement Period.
      2.2     Settlement of Performance Units. At the end of the Measurement Period, the Performance Measures of the Company will be compared to the Performance Measures of the other companies in the Peer Group, giving equal weight to each Performance Measure. The Performance Units will be settled as soon as administratively practicable after audited financial statements are available for the Company’s last fiscal year in the Measurement Period and information is publicly available with respect to the Performance Measures of the members of the Peer Group. The settlement payment, expressed as a number of shares of Common Stock, will equal the product of the number of Performance Units times the Performance Adjustment Factor (the “Settlement Share Amount”). If the Committee grants a Participant a Performance Unit during the Measurement Period due to the Participant commencing employment at the Company or being promoted, the Settlement Share Amount payable to such Participant shall be multiplied by a fraction, the numerator of which shall be the number of whole months after such employment or promotion commenced until the end of the Measurement Period, and the denominator of which shall be 36.
      2.3     Form of Payment. Payment of the Settlement Share Amount will be made, at the election of the Participant made at any time at least one year prior to the end of the Measurement Period, either in a number of shares of Common Stock equal to such Settlement Share Amount, or in the cash equivalent of the Settlement Share Amount, or in a combination of cash and shares of Common Stock. If the Participant fails to submit an election indicating the form of payment, the Participant will be deemed to have elected to receive the Settlement Share Amount in shares of Common Stock. The cash equivalent of the Settlement Share Amount shall be equal to the Settlement Share Amount times the average of the Fair Market Value of a share of Common Stock over the last 20 trading days prior to the date the of the Committee’s certification of the Performance Measures.
      2.4     Tax Withholding. The Company will withhold from the shares of Common Stock or cash to be issued to the Participant, a number of shares of Common Stock or an amount of cash (or, if the Participant elects both shares and cash, a prorated amount from each type of payment) to satisfy any and all foreign, federal, state and local withholding and employment-related tax requirements attributable to the Performance Unit.
      3.     Effect of Termination of Service.
      3.1     Death, Disability or Retirement. If the Participant’s employment by the Company ends prior to the end of the Measurement Period because of the Participant’s death, Disability or Retirement, the Participant (or his or her beneficiary) will be entitled to receive a settlement payment equal to the Settlement Share Amount that the Participant would have received, if any, if his or her employment had not been terminated due to death, Disability or Retirement, multiplied by a fraction whose numerator is the number of full months in which the Participant was employed during the applicable Measurement Period and whose denominator is 36. Any such payment will be made at the time of settlement of the Performance Units at the end of the Measurement Period.
      3.2     Other Terminations. If the Participant’s employment by the Company ends prior to the end of the Measurement Period for any reason other than the Participant’s death, Disability or Retirement, all of the Participant’s Performance Units will be cancelled upon such termination and the Participant will have no right to any payment with respect to the Performance Units.
      3.3     Leave of Absence. For purposes of this LTIP, if a Participant is on a leave of absence from the Company pursuant to which he or she would still be classified as an employee under the Company’s existing policies, Participant will continue to be considered employed for purposes of this LTIP. If Participant does not return to active employment upon the expiration of the leave of absence, Participant will be considered to have voluntarily terminated employment as of the beginning of the leave of absence.
      4.     Adjustments for Other Distributions and Events.
      If any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering or divestiture (including a spin-off) or any other similar change in the corporate structure or shares of the Company occurs, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Participant, will make appropriate adjustment (which determination will be conclusive) in the number of Performance Units credited to the Participant’s Account and/or as to the number and kind of securities or other property (including cash) subject to the Performance Units; provided, however, that any such securities or other property distributable with respect to the Performance Units shall be, unless otherwise determined by the Committee, distributed to the Participant in the manner described in Section 2 and shall, together with the Performance Units, otherwise be subject to the provisions of Sections 3 and 5 and the other terms and conditions of this LTIP description.
      5.     Change in Control.
      If, prior to the date that all Performance Units subject to this award have been settled and all of the resulting shares of Common Stock and/or cash has been distributed to the Participant pursuant to Section 2, a Change in Control of the Company shall occur, then any Performance Units that were issued at least six months prior to the Change in Control shall be settled and all the resulting shares of Common Stock and/or cash shall be distributed to the Participant on the day the Change in Control becomes effective. For purposes of determining the amounts to be distributed in the event of a Change in Control, the Measurement Period shall be deemed to have terminated at the end of the last full fiscal quarter before the Change in Control and to have commenced at the beginning of twelfth full fiscal quarter occurring prior to the Change in Control. In effecting such distribution, the Committee may make such arrangements, including deposits in escrow or in trust in advance of the anticipated effective date of the Change in Control, as it may deem advisable to carry out the foregoing and to protect the interests of the Company in the event the Change in Control does not occur. Any Performance Units that were issued less than six months prior to the Change in Control will terminate and the Participant will have no right to any payment with respect to such Performance Units.
      6.     Beneficiary Designation.
      Participant shall have the right, at any time, to designate any person or persons as beneficiary or beneficiaries to receive the Participant’s Performance Units upon the Participant’s death. In the event of the Participant’s death, distribution of the cash or shares of Common Stock underlying such Performance Units will be made to such beneficiary or beneficiaries. The Participant shall have the right to change his or her beneficiary designation at any time. Each beneficiary designation shall become effective only when filed in writing with the Company during the Participant’s life on a form prescribed by or approved by the Company. If the Participant fails to designate a beneficiary as provided above, or if all designated beneficiaries die before the Participant, then the beneficiary shall be the Participant’s estate.

      7.     Deferral of Receipt of Settlement Share Amount. At any time prior to the commencement of the third fiscal year of the Measurement Period, or such earlier deadline as may be imposed by the Committee, the Participant may submit an election to defer receipt of all or any portion of the Settlement Share Amount pursuant to the terms of the Company’s Deferred Compensation Plan.
      8.     Subject to the Plan.
      The Performance Units subject to this LTIP description have been granted under, and are subject to the terms of, the Plan. The provisions of this LTIP description will be interpreted so as to be consistent with the terms of the Plan, and any ambiguities in this LTIP description will be interpreted by reference to the Plan. If any provision of this LTIP description is inconsistent with the terms of the Plan, the terms of the Plan will prevail.
      9.     Miscellaneous.
      9.1     Binding Effect. This LTIP will be binding upon the heirs, executors, administrators and successors of the parties hereto.
      9.2     Governing Law. This LTIP description and all rights and obligations hereunder shall be construed in accordance with the Plan and governed by the laws of the State of Minnesota, without regard to conflicts of laws provisions. Any legal proceeding related to this award of Performance Units or this LTIP will be brought in an appropriate Minnesota court, and the parties hereto consent to the exclusive jurisdiction of the court for this purpose.
      9.3     Entire Agreement. This LTIP description (including the Participant’s Cover Sheet) and the Plan set forth the entire agreement and understanding between the parties hereto with respect to the grant of the Performance Units hereunder and the administration of the Plan, and supersede all prior agreements, arrangements and understandings relating to the grant of the Performance Units hereunder and the administration of the Plan.
      9.4     Amendment and Waiver. Other than as provided in the Plan, this LTIP description may be amended, waived, modified or canceled only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.
      9.5     Forfeiture of Incentive Compensation. Notwithstanding anything to the contrary in this LTIP description, if the Chief Executive Officer and the Chief Financial Officer of the Company do not receive, or are required to reimburse the Company for, the Settlement Share Amount for any Measurement Period otherwise payable to them under the LTIP because of the application of section 304 of the Sarbanes-Oxley Act of 2002, then any Participant who is a corporate or operating officer of the Company shall not be entitled to any Settlement Share Amount for such Measurement Period, and shall be obligated to reimburse the Company for, any such Settlement Share Amount already received.

All Participants

	3 Year Compound Annual Growth Rate in RONA vs. Performance Peer Group

	1st	2nd	3rd	4th	5th	6th	7th	8th	9th	10th
	Decile	Decile	Decile	Decile	Decile	Decile	Decile	Decile	Decile	Decile

3 Year Compound Annual Growth Rate in EBITDA vs. Performance Peer Group
10th Decile	0.0%	0.0%	130.0%	140.0%	150.0%	160.0%	170.0%	180.0%	190.0%	200.0%
9th Decile	0.0%	0.0%	120.0%	130.0%	140.0%	150.0%	160.0%	170.0%	180.0%	190.0%
8th Decile	0.0%	0.0%	110.0%	120.0%	130.0%	140.0%	150.0%	160.0%	170.0%	180.0%
7th Decile	0.0%	0.0%	100.0%	110.0%	120.0%	130.0%	140.0%	150.0%	160.0%	170.0%
6th Decile	0.0%	0.0%	87.5%	100.0%	110.0%	120.0%	130.0%	140.0%	150.0%	160.0%
5th Decile	0.0%	0.0%	75.0%	87.5%	100.0%	110.0%	120.0%	130.0%	140.0%	150.0%
4th Decile	0.0%	0.0%	62.5%	75.0%	87.5%	100.0%	110.0%	120.0%	130.0%	140.0%
3rd Decile	0.0%	0.0%	50.0%	62.5%	75.0%	87.5%	100.0%	110.0%	120.0%	130.0%
2nd Decile	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
1st Decile	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

EXAMPLE:	Original Grant 10,000 Performance Units	ð	(Assumed results) 5th Decile RONA and 6th Decile EBITDA	= 110%	ð	11,000 shares, or cash equivalent

NASH-FINCH COMPANY
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 10, 2005
10:00 am (CDT)

Nash Finch Headquarters
7600 France Avenue South
Minneapolis, Minnesota 55435

NASH-FINCH COMPANY	proxy

This Proxy is solicited by the Board of Directors for use at the Annual Meeting on May 10, 2005.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees named in Item 1 and “FOR” Item 2.

By signing this proxy, you revoke all prior proxies and appoint Allister P. Graham, Ron Marshall and Kathleen E. McDermott, and each of them, with full power of substitution, to vote all shares of the common stock of Nash-Finch Company held by you on March 17, 2005, on the matters shown on the reverse side and any other matters which may come before the Annual Meeting to be held on May 10, 2005, and any adjournment thereof.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CDT) on May 9, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/nafc/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12 noon (CDT) on May 9, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

•	Mark your voting choices on the proxy card, sign it and date it.

•	Return the proxy card in the postage-paid envelope we’ve provided or return it to Nash Finch Company, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò Please detach here ò

The Board of Directors Recommends a Vote FOR each nominee named in Item 1 and FOR Item 2.

1. Election of directors:	Class C Directors:	04 William R. Voss	☐	Vote FOR	☐	Vote WITHHELD
	01 Carole F. Bitter	05 William H. Weintraub		all nominees		from all nominees
	02 John H. Grunewald	Class A Director:		(except as marked)
	03 Douglas A. Hacker	06 Mickey P. Foret

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Approval of amendments to 2000 Stock Incentive Plan (page 7 of Proxy Statement).	☐	For	☐	Against	☐	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH ITEM.

Address Change? Mark Box   ☐   Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name appears on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the entity and the title of the authorized officer signing the Proxy.